                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                               November 20, 1995
--------------------------------------------------------------------------------
                Date of Report (Date of earliest event reported)



                          Susquehanna Bancshares, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



        Pennsylvania                       0-10674                23-2201716
--------------------------------------------------------------------------------
(State or other jurisdiction              (Commission            (IRS Employer
of incorporation or organization)         File Number)              ID No.)




        26 North Cedar Street
        Lititz,  Pennsylvania                            17543
--------------------------------------------------------------------------------
(Address of principal executive offices)              (Zip Code)


                                (717) 626-4721
--------------------------------------------------------------------------------
             (registrant's telephone number, including area code)



                                Not Applicable
--------------------------------------------------------------------------------
           (Former name, former address and former fiscal year, if
                          changed since last report)

ITEM 5.  Other Events.

          Attached hereto as Appendix A are the audited financial statements, related footnotes and management's discussion and analysis of the results of operations and financial condition for the Registrant as of December 31, 1994 and 1993 and for the years ended December 31, 1994, 1993 and 1992. These statements and the related notes and discussion have been restated to reflect the pooling-of-interests by the Registrant with Atlanfed Bancorp, Inc. effective April 1, 1995.

          This financial information referred to above will be incorporated by reference into the Registrant's registration statements on Form S-3 which will shortly be filed with the Securities and Exchange Commission.

                                   SIGNATURES
                                   ----------


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           SUSQUEHANNA BANCSHARES, INC.



Date:  November 20, 1995                   By:/s/Richard M. Cloney
                                           -----------------------
                                           Richard M. Cloney
                                           Vice President and Secretary and
                                           duly authorized signatory

                                                                      APPENDIX A
SELECTED FINANCIAL DATA

-----------------------------------------------------------------------------------------------------------------------------
Dollars in thousands, except per share
-----------------------------------------------------------------------------------------------------------------------------
Year ended December 31                                 1994            1993            1992            1991            1990
-----------------------------------------------------------------------------------------------------------------------------
Interest income                                  $  150,633      $  143,020      $  153,570      $  168,892      $  171,138
Interest expense                                     56,488          55,993          69,809          90,994          98,089
Net interest income                                  94,145          87,027          83,761          77,898          73,049
Provision for loan and lease losses                   3,987           5,130           4,721           4,869           5,021
Other income                                         15,098          15,816          15,284          13,262          10,244
Other expenses                                       72,710          66,004          63,611          58,489          54,435
Income before taxes, extraordinary
  item/cumulative effect                             32,546          31,709          30,713          27,802          23,837
Extraordinary item/cumulative effect                   (732)          1,023               -               -               -
Net income                                           22,096          23,205          22,172          21,287          18,842
Cash dividends declared on common stock              11,024           9,812           9,129           8,745           8,386
Dividend payout ratio                                  49.9%           42.3%           41.2%           41.1%           44.5%

PER COMMON SHARE AMOUNTS
-----------------------------------------------------------------------------------------------------------------------------
Income before extraordinary
 item/cumulative effect                          $     1.96      $     1.96      $     1.99      $     1.83      $     1.69
Net income                                             1.90            2.05            1.99            1.83            1.69
Cash dividends declared on common stock                1.02           0.922           0.872           0.840           0.808

FINANCIAL RATIOS
-----------------------------------------------------------------------------------------------------------------------------
Return on average total assets                         1.04%           1.18%           1.15%           1.14%           1.05%
Return on average stockholders' equity                10.17           11.47           11.88           12.25           11.59
Average stockholders' equity to average assets        10.23           10.29            9.72            9.34            9.10

YEAR-END BALANCES
-----------------------------------------------------------------------------------------------------------------------------
Total assets                                     $2,231,409      $2,051,994      $1,967,450      $1,903,918      $1,849,111
Investment securities                               597,996         562,963         475,499         441,407         381,870
Loans and leases, net of unearned income          1,466,186       1,309,907       1,282,457       1,288,981       1,270,714
Deposits                                          1,866,330       1,717,807       1,671,352       1,596,279       1,556,428
Long-term debt                                       49,314          58,301          52,487          53,544          49,956
Stockholders' equity                                217,104         218,428         193,804         180,765         168,256

SELECTED SHARE DATA*
-----------------------------------------------------------------------------------------------------------------------------
Common shares outstanding (period end)           11,633,918      11,628,284      11,170,653      11,164,878      11,156,575
Average common shares outstanding                11,633,918      11,331,097      11,168,744      11,661,244      11,153,082
At December 31:
 Book value per share                            $    18.66      $    18.78      $    17.35      $    16.19      $    15.08
 Market price per common share                        22.25           27.25           22.60           16.00           12.20
 Common stockholders                                  5,229           5,174           4,723           4,774           4,856


*Prior years' amounts adjusted for the five-for-four stock split in August, 1993.

On July 11, 1994, Susquehanna acquired eight banking offices of The First National Bank of Maryland. At the time of the acquisition, loans acquired were $45,538, deposits acquired were $194,114, and total assets acquired were $194,170.


Consolidated Balance Sheets
-------------------------------------------------------------------------------------------------------------------
Dollars in thousands                                                                      Year Ended December 31
-------------------------------------------------------------------------------------------------------------------
                                                                                         1994                1993
-------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                             $  79,473          $   71,792
Short-term investments                                                                 15,603              53,599
Investment securities available-for-sale                                              374,045             417,697
Investment securities held-to-maturity (fair values of $217,035 and $146,041)         223,951             145,266
Loans and leases, net of unearned income                                            1,466,186           1,309,907
Less: Allowance for loan and lease losses                                              23,845              21,717
-------------------------------------------------------------------------------------------------------------------
Net loans and leases                                                                1,442,341           1,288,190
-------------------------------------------------------------------------------------------------------------------
Premises & equipment (net)                                                             31,886              29,259
Accrued income receivable                                                              17,847              14,006
Other assets                                                                           46,263              32,185
-------------------------------------------------------------------------------------------------------------------
Total assets                                                                       $2,231,409          $2,051,994
===================================================================================================================
Liabilities
Deposits:
 Noninterest-bearing                                                               $  261,045          $  212,525
 Interest-bearing                                                                   1,605,285           1,505,282
-------------------------------------------------------------------------------------------------------------------
Total deposits                                                                      1,866,330           1,717,807
-------------------------------------------------------------------------------------------------------------------
Short-term borrowings                                                                  73,352              30,717
Long-term debt                                                                         49,314              58,301
Other liabilities                                                                      25,309              26,741
-------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                   2,014,305           1,833,566
-------------------------------------------------------------------------------------------------------------------
Commitments and contingencies (Note 17)

Stockholders' Equity
Preferred stock, $1.80 series A cumulative convertible (no par value) authorized
 5,000,000 shares; issued and outstanding 0--1994; 1,884--1993                             --                  40
Common stock ($2.00 par value) authorized 32,000,000 shares;
 issued: 11,682,880--1994; 11,677,246--1993                                            23,366              23,355
Surplus                                                                                42,919              42,064
Retained earnings                                                                     159,051             147,979
Unrealized gains/(losses) for available-for-sale securities, net of taxes
 (benefit) of ($4,468) and $2,971 at December 31, 1994 and 1993, respectively          (7,859)              5,363
Less: Treasury stock (48,962 common shares at cost)                                       373                 373
-------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                            217,104             218,428
-------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                         $2,231,409          $2,051,994
===================================================================================================================

The accompanying notes are an integral part of these financial statements.


Consolidated Statements of Income
----------------------------------------------------------------------------------------------------------------------
Dollars in thousands except per share                                                  Year Ended December 31
----------------------------------------------------------------------------------------------------------------------
                                                                                 1994            1993            1992
----------------------------------------------------------------------------------------------------------------------
Interest Income
Interest & fees on loans and leases                                         $ 117,073       $ 111,117       $ 119,171
Interest on investment securities                                              31,610          29,890          32,415
Interest on short-term investments                                              1,950           2,013           1,984
----------------------------------------------------------------------------------------------------------------------
Total interest income                                                         150,633         143,020         153,570
----------------------------------------------------------------------------------------------------------------------
Interest Expense
Interest on deposits                                                           51,214          51,759          64,806
Interest on short-term borrowings                                               2,257             472             854
Interest on long-term debt                                                      3,017           3,762           4,149
----------------------------------------------------------------------------------------------------------------------
Total interest expense                                                         56,488          55,993          69,809
----------------------------------------------------------------------------------------------------------------------
Net interest income                                                            94,145          87,027          83,761
Provision for loan and lease losses                                             3,987           5,130           4,721
----------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan and lease losses                  90,158          81,897          79,040
----------------------------------------------------------------------------------------------------------------------
Other Income
Service charges on deposit accounts                                             4,840           4,689           4,486
Other service charges, commissions, and fees                                    1,151             892             876
Income from fiduciary-related activities                                        2,509           2,510           2,520
Other operating income                                                          5,599           7,495           6,225
Investment security gains                                                         999             230           1,177
----------------------------------------------------------------------------------------------------------------------
Total other income                                                             15,098          15,816          15,284
----------------------------------------------------------------------------------------------------------------------
Other Expenses
Salaries and employee benefits                                                 36,227          33,770          31,976
Net occupancy expense                                                           4,956           4,797           4,646
Furniture and equipment expense                                                 3,818           3,807           3,732
FDIC insurance                                                                  3,838           3,720           3,655
Other operating expenses                                                       23,871          19,910          19,602
----------------------------------------------------------------------------------------------------------------------
Total other expenses                                                           72,710          66,004          63,611
----------------------------------------------------------------------------------------------------------------------
Income before income taxes, extraordinary item, and cumulative effect
 of a change in accounting principle                                           32,546          31,709          30,713
Provision for income taxes                                                      9,718           9,527           8,541
----------------------------------------------------------------------------------------------------------------------
Income before extraordinary item and cumulative effect of a change in
  accounting principle                                                         22,828          22,182          22,172
Extraordinary item (net of tax benefit of $394)                                  (732)             --              --
Cumulative effect of a change in accounting principle                              --           1,023              --
----------------------------------------------------------------------------------------------------------------------
Net Income                                                                   $ 22,096       $  23,205        $ 22,172
======================================================================================================================
Earnings per share: Before extraordinary item /cumulative effect             $   1.96       $    1.96        $   1.99
Earnings per share: Extraordinary item                                       $  (0.06)             --              --
Earnings per share: Cumulative effect of a change in accounting principle          --       $    0.09              --
Earnings per share: Net income                                               $   1.90       $    2.05        $   1.99
======================================================================================================================

Per share data has been adjusted to reflect the five-for-four stock split in August, 1993.

The accompanying notes are an integral part of these financial statements.


Consolidated Statements of Cash Flows
------------------------------------------------------------------------------------------------------------------------------
Dollars in thousands                                                                           Year Ended December 31
------------------------------------------------------------------------------------------------------------------------------
                                                                                         1994            1993            1992
------------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                                           $ 22,096        $ 23,205        $ 22,172
Adjustments to reconcile net income to net cash provided by operating activities:
 Depreciation, amortization and accretion                                               7,652           7,492           7,021
 Provision for loan and lease losses                                                    3,987           5,130           4,721
 Increase in deferred taxes                                                            (2,306)         (2,078)         (1,237)
 Gain on securities transactions                                                         (999)           (230)         (1,177)
 Gain on sale of mortgages                                                               (231)           (613)           (578)
 Loss/(gain) on sale of other real estate                                               1,180          (1,055)            100
 Loss on the early extinguishment of debt                                               1,126              --              --
 Mortgage loans originated for resale                                                 (42,652)       (144,099)       (118,626)
 Sale of mortgage loans originated for resale                                          49,760         139,453         125,288
 (Increase)/decrease in accrued interest receivable                                    (3,865)            (99)            903
 Increase/(decrease) in accrued interest payable                                         (148)           (946)         (3,824)
 Increase in accrued expenses and taxes payable                                         1,533             300             708
 Other, net                                                                            (4,850)         (2,632)            142
------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                              32,283          23,828          35,613
------------------------------------------------------------------------------------------------------------------------------
Investing Activities
Proceeds from the sale of investment securities                                        60,523           4,343          82,160
Proceeds from the maturity of investment securities                                   135,567         103,078          86,967
Purchase of investment securities                                                    (253,908)       (188,678)       (205,425)
(Increase)/decrease in loans and leases                                              (118,618)         18,158          (3,904)
Capital expenditures                                                                   (3,824)         (3,376)         (4,010)
Net cash and cash equivalents acquired in acquisition                                 139,439          27,453              --
Other, net                                                                              2,013           1,114            (128)
------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                                (38,808)        (37,908)        (44,340)
------------------------------------------------------------------------------------------------------------------------------
Financing Activities
Net (decrease)/increase in deposits                                                   (45,590)        (14,164)         75,073
Net increase/(decrease) in short-term borrowings                                       42,635           4,214         (17,202)
Proceeds from issuance of long-term debt                                               14,350          14,000          14,928
Repayment of long-term debt                                                           (24,463)         (8,186)        (15,985)
Dividends paid                                                                        (11,149)         (9,813)         (9,141)
Other, net                                                                                427           1,032            (407)
------------------------------------------------------------------------------------------------------------------------------
Net cash (used for)/provided by financing activities                                  (23,790)        (12,917)         47,266
------------------------------------------------------------------------------------------------------------------------------
Net (decrease)/increase in cash and cash equivalents                                  (30,315)        (26,997)         38,539
Cash and cash equivalents at January 1                                                125,391         152,388         113,849
------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at December 31                                             $ 95,076        $125,391        $152,388
==============================================================================================================================
Cash and cash equivalents:
 Cash and due from banks                                                             $ 79,473        $ 71,792        $ 78,128
 Short-term investments                                                                15,603          53,599          74,260
------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at December 31                                             $ 95,076        $125,391        $152,388
==============================================================================================================================

The accompanying notes are an integral part of these financial statements.

  Interest paid on deposits, short-term borrowings, and long-term debt was $56,639 in 1994, $56,121 in 1993, and $73,637 in 1992. Income taxes paid were
$11,420 in 1994, $10,913 in 1993, and $9,755 in 1992. Amounts transferred to other real estate owned were $1,797 in 1994, $1,673 in 1993, and $2,662 in 1992. During 1994, $101,582 of securities purchased were designated as held-to-maturity.

  In 1992, Susquehanna purchased four banking offices in Washington County, Maryland. At the time of the acquisition, fixed assets acquired were $1,764 and deposits assumed were $32,032.

  On September 1, 1993, Susquehanna acquired Central Financial Corp., Columbia, Pennsylvania. At the time of the acquisition, loans acquired were $37,584, interest-bearing deposits with banks were $27,287, and deposits were $60,618.

  On July 11, 1994, Susquehanna acquired eight banking offices of The First National Bank of Maryland. At the time of the acquisition, loans acquired were $45,538, deposits acquired, $194,114, and premises and equipment, $2,709.


Consolidated Statements of Changes in Stockholders' Equity
------------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31, 1994, 1993, and 1992
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Unrealized
Dollars in thousands                                   Preferred   Common             Retained     Gain/(Loss)  Treasury      Total
 except per share data                                     Stock    Stock   Surplus   Earnings   on Securities     Stock     Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1992                                   $ 337  $18,422   $39,057   $123,324        $      0     $(373)  $180,767
Preferred shares converted to common                         (33)       9        24                                              --
Exercise of stock options                                                        22                                              22
Stock dividend                                                                1,702     (1,702)
Net income                                                                              22,172                               22,172
Cash dividends declared:
 Per common share of $.872                                                              (9,130)                              (9,130)
 Per preferred share of $1.80                                                              (27)                                 (27)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992                                   304   18,431    40,805    134,637               0      (373)   193,804
Effect of five-for-four stock split                                 4,022    (4,022)       (35)                                 (35)
Acquisition of Central Financial Corp.                                827     4,775                                           5,602
Preferred shares converted to common                        (264)      75       189                                              --
Exercise of stock options                                                       141                                             141
Issuance of common stock                                                        176                                             176
Net income                                                                              23,205                               23,205
Unrealized gain on securities                                                                            5,363                5,363
Cash dividends declared:
 Per common share of $.922                                                              (9,811)                              (9,811)
 Per preferred share of $1.80                                                              (17)                                 (17)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                                    40   23,355    42,064    147,979           5,363      (373)   218,428
Preferred shares converted to common                         (40)      11        29                                              --
Exercise of stock options                                                       826                                             826
Net income                                                                              22,096                               22,096
Change in unrealized gain on securities                                                                (13,222)             (13,222)
Cash dividends declared:
 Per common share of $1.02                                                             (11,024)                             (11,024)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                                 $   0  $23,366   $42,919   $159,051        $ (7,859)    $(373)  $217,104
====================================================================================================================================

------------------------------------------------------------------------------------------------------------------------------------
Shares Outstanding                                                        Preferred                     Common
                                                                              Stock                      Stock
------------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1992                                                     15,853                  9,171,769
Preferred shares converted to common                                         (1,540)                     4,620
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992                                                   14,313                  9,176,389
Preferred shares converted to common                                        (12,429)                    37,287
Effect of five-for-four stock split                                              --                  2,001,077
Acquisition of Central Financial Corp.                                           --                    413,531
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                                                    1,884                 11,628,284
Preferred shares converted to common                                         (1,884)                     5,634
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                                                       --                 11,633,918
====================================================================================================================================

Dividends per share have been adjusted to reflect the five-for-four stock split.

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
(DOLLARS IN THOUSANDS, UNLESS OTHERWISE NOTED)
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Susquehanna Bancshares, Inc. and subsidiaries (Susquehanna) conform to generally accepted accounting principles and to general practices in the banking industry. The more significant policies follow:

PRINCIPLES OF CONSOLIDATION. The accompanying consolidated financial statements include the accounts of Susquehanna and its wholly-owned subsidiaries: Farmers First Bank and subsidiary ("Farmers"), Farmers and Merchants Bank and Trust and subsidiaries ("F&M"), First National Trust Bank ("First National"), Williamsport National Bank ("Williamsport"), Citizens National Bank of Southern Pennsylvania ("Citizens"), Spring Grove National Bank ("Spring Grove"), Susque-Bancshares Life Insurance Co. ("SBLIC"), and Susque-Bancshares Leasing Company, Inc. and subsidiary ("SBLC") as of and for the years ended December 31, 1994, 1993, and 1992, and Susquehanna Bancshares South, Inc. and subsidiaries ("Susquehanna South") as of and for the years ended March 31, 1995, 1994 and 1993. All material intercompany transactions have been eliminated.

Income and expenses are recorded on the accrual basis of accounting except for trust and certain other fees which are recorded principally on the cash basis. This does not materially affect the results of operations or financial position of Susquehanna.

PURCHASE METHOD OF ACCOUNTING. Net assets of companies acquired in purchase transactions are recorded at the fair value at the date of acquisition. Core deposit and other intangible assets are amortized on a straight-line basis over 3 to 10 years. The excess of purchase price over the fair value of net assets acquired (goodwill) is amortized on a straight-line basis generally over 15 to 25 years. The unamortized amount of goodwill was $6,891 and $2,097 at December 31, 1994, and 1993, respectively.

CASH AND CASH EQUIVALENTS. For purposes of reporting cash flows, cash and cash equivalents includes cash, due from banks, and other short-term investments. Short-term investments consist of interest-bearing deposits in other banks, federal funds sold, and money market funds with original maturities of three months or less.

INVESTMENT SECURITIES. At December 31, 1993, Susquehanna adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). This statement requires enterprises to classify debt and equity securities as either "held-to-maturity," "available-for-sale," or "trading." Investments for which management has the intent, and Susquehanna has the ability, to hold to maturity are carried at cost adjusted for amortization of premium and accretion of discount. Amortization and accretion are calculated principally on the interest method. Securities bought and held primarily for the purpose of selling them in the near term are classified as "trading" and reported at fair value. Changes in unrealized gains and losses on "trading" securities are recognized in the Consolidated Statements of Income. At December 31, 1994, there were no securities identified as "trading." All other securities are classified as "available-for-sale" and reported at fair value. Changes in unrealized gains and losses for "available-for-sale" securities, net of taxes, are recorded as a component of shareholders' equity.

     Securities classified as "available-for-sale" include investments management intends to use as part of its asset/liability management strategy, and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors. Realized gains and losses on the sale of securities are recognized using the specific identification method and are included in Other Income in the Consolidated Statements of Income.

ALLOWANCE FOR LOAN AND LEASE LOSSES. The provision for loan and lease losses charged to operating expense reflects the amount deemed appropriate by management to produce an adequate reserve to meet the present and foreseeable risk characteristics of the loan and lease portfolio. Losses are charged directly against the allowance, and recoveries on previously charged-off loans and leases are added to the allowance.

     In May 1993, the Financial Accounting Standards Board issued SFAS 114, "Accounting by Creditors for Impairment of a Loan," which was subsequently amended by SFAS 118. These statements, which Susquehanna will adopt in 1995, address the accounting by creditors for impairment of certain loans. This anticipated adoption will not have a material effect on Susquehanna's allowance for loan and lease losses.

PREMISES AND EQUIPMENT. Buildings, leasehold improvements, and furniture and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the related property as follows: Buildings, 40 years; furniture and equipment, 3 to 20 years. Leasehold improvements are amortized over the shorter of the lease term or 10 to 20 years. Maintenance and normal repairs are charged to operations as incurred, while additions and improvements to buildings and furniture and equipment are capitalized. Gain or loss on disposition is reflected in operations.

OTHER REAL ESTATE. Other Real Estate property acquired through foreclosure or other means, is recorded at the lower of its carrying value, or fair value of the property at the transfer date less estimated selling costs. Costs to maintain Other Real Estate are expensed as incurred.

INTEREST INCOME ON LOANS. Interest income on commercial, consumer, and mortgage loans is recorded on the interest method. Interest income on installment loans is recorded on the sum-of-the-years-digits and the actuarial methods. Loan fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment to the related loan yield on the interest method, generally over the contractual life of the related loans.

     Nonaccrual loans are those on which the accrual of interest has ceased and where all previously accrued and unpaid interest is reversed. Loans, other than consumer loans, are placed on nonaccrual status when principal or interest is past due 90 days or more and the collateral is inadequate to cover principal and interest or immediately, if, in the opinion of management, full collection is doubtful. Interest accrued but not collected as of the date of placement on nonaccrual status is reversed and charged against current income. Subsequent cash payments received either are applied to the outstanding principal balance or recorded as interest income, depending upon management's assessment of the ultimate collectibility of principal and interest. Consumer loans are charged off to the allowance for loan losses when they become 120 days or more past due, unless such loans are in the process of collection. In any case, the deferral or non-recognition of interest does not constitute forgiveness of the borrower's obligation.

FEDERAL INCOME TAXES. Effective January 1993, Susquehanna adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which uses the liability method of accounting for income taxes. Prior to the adoption of SFAS 109, Susquehanna accounted for income taxes using the deferred income approach prescribed by Accounting Principals Board Opinion No. 11.

EARNINGS PER SHARE. On July 22, 1993, Susquehanna announced a five-for-four stock split in the form of a 25% stock dividend on its common stock. The stock split was distributed on August 27, 1993, to common shareholders of record August 9, 1993. All per share data in these financial statements have been adjusted to give effect to the stock split.

     The $1.80 Series A Cumulative Convertible Preferred Stock is redeemable by Susquehanna at $25 per share plus any accrued and unpaid dividends. Each share is convertible into three shares of common stock at any time. During 1994, 1,884 shares were converted as were 12,429 shares in 1993, and 1,540 shares in 1992. The preferred stock is not considered to be a common stock equivalent.

     Earnings per common share were computed by dividing net income by the weighted average number of shares of common stock outstanding for the periods presented. The average common shares outstanding for the periods presented are 11,633,918 for 1994; 11,331,097 for 1993; and 11,168,744 for 1992.



--------------------------------------------------------------------------------
2. COMPLETED AND PENDING ACQUISITIONS

On April 8, 1994, Susquehanna signed definitive agreements to acquire
Atlanfed Bancorp., Inc., Baltimore, Maryland ("Atlanfed"), Fairfax Financial Corporation, Baltimore, Maryland ("Fairfax"), and Reisterstown Holdings, Inc., Reisterstown, Maryland ("Reisterstown").

     In the first quarter of 1995, Susquehanna received approval from both the Federal Reserve and the OTS to acquire Atlanfed and Reisterstown. On April 1, 1995, the Atlanfed acquisition closed with the exchange of approximately 1.2 million shares of common stock and was accounted for as a pooling-of-interests in accordance with APB Opinion No. 16, "Business Combinations." On April 21, 1995, the Reisterstown acquisition closed for approximately $28 million in cash and was accounted for as a purchase. Susquehanna financed the Reisterstown acquisition through an offering of debt in February, 1995, with the issuance of $50 million of its 9% fixed rate subordinated notes due 2005. Susquehanna expects to finance the Fairfax acquisition (estimated at $63 million) through offerings of debt and equity securities and expects to close the acquisition in December 1995 or the first quarter of 1996.

     The consolidated financial statements and related notes have been restated to reflect the Atlanfed merger accounted for as a pooling-of-interests for all periods presented. As of December 31, 1994, Atlanfed, Fairfax, and Reisterstown reported the following unaudited financial information:

                         ATLANFED        FAIRFAX        REISTERSTOWN
                         --------        -------        ------------
Loans, net               $182,322       $358,262            $197,141
Assets                    252,880        425,838             246,865
Deposits                  173,248        356,742             208,045
Equity                     21,844         40,103              18,648


     On July 11, 1994, Susquehanna completed its acquisition of eight Allegany County, Maryland, branch locations of First National Bank of Maryland for $7.2 million in cash. At the time of the acquisition, the Allegany County locations had loans of $45.5 million, fixed assets of $2.1 million, deposits of $194.1 million, and total assets of $194.2 million. The transaction has been accounted for under the purchase method of accounting and subsequent to the transaction, the eight branches were merged with and into F&M.

     On September 1, 1993, Susquehanna completed the acquisition of Central Financial Corp., Columbia, Pennsylvania ("Central"). In connection with the transaction, Susquehanna issued 413,531 common shares in exchange for all the common shares of Central. At the time of the acquisition, Central's wholly-owned subsidiary, Central Savings and Loan, was merged with and into Farmers.

     At the time of the acquisition, Central had loans of $37.6 million; interest-bearing deposits with banks of $27.3 million; deposits of $60.6 million; and equity capital of $5.6 million. The transaction was accounted for as a pooling-of-interests in accordance with APB Opinion No. 16, "Business Combinations." The results of operations for Central prior to the acquisition were not significant to Susquehanna's consolidated financial statements and, accordingly, no prior periods of Susquehanna have been restated.

--------------------------------------------------------------------------------
3. SHORT-TERM INVESTMENTS

The book value of short-term investments and weighted average interest rates on December 31, 1994 and 1993 were as follows:

--------------------------------------------------------------------------------
                                          1994                      1993
--------------------------------------------------------------------------------
                                    Book                      Book
                                   Value        Rates        Value        Rates
--------------------------------------------------------------------------------
Interest-bearing deposits
 in other banks                   $ 5,096       6.00%       $12,517       3.41%
Federal funds sold                  7,738       5.68         39,900       3.06
Money market funds                  2,769       5.48          1,182       2.94
--------------------------------------------------------------------------------
Total                             $15,603                   $53,599
================================================================================


--------------------------------------------------------------------------------
4. INVESTMENT SECURITIES

The amortized cost and fair values of investment securities at December 31, 1994 and 1993, are as follows:

----------------------------------------------------------------------------------------------------------------------
                                                                     Gross                 Gross
At December 31, 1994                   Amortized Cost     Unrealized Gains     Unrealized Losses         Fair Value
----------------------------------------------------------------------------------------------------------------------
Available-for-sale:
 U.S. Treasury                               $189,461              $    86               $ 5,053          $184,494
 U.S. Government agencies                      22,042                   --                 1,110            20,932
 Corporate debt securities                     70,797                   --                 2,292            68,505
 Mortgage-backed securities                    89,629                    2                 4,642            84,989
 Equity securities                             14,443                  744                    62            15,125
----------------------------------------------------------------------------------------------------------------------
                                             $386,372              $   832               $13,159          $374,045
----------------------------------------------------------------------------------------------------------------------
Held-to-maturity:
 U.S. Treasury                               $ 10,948                    3               $   293          $ 10,658
 U.S. Government agencies                      28,506                   --                 1,340            27,166
 State and municipal                          120,582                  367                 2,272           118,677
 Corporate debt securities                     19,002                   --                   778            18,224
 Mortgage-backed securities                    44,913                   89                 2,692            42,310
----------------------------------------------------------------------------------------------------------------------
                                             $223,951              $   459               $ 7,375          $217,035
----------------------------------------------------------------------------------------------------------------------
Total investment securities                  $610,323              $ 1,291               $20,534          $591,080
======================================================================================================================
At December 31, 1993
----------------------------------------------------------------------------------------------------------------------
Available-for-sale:
 U.S. Treasury                               $200,191              $ 5,978               $    98          $206,071
 U.S. Government agencies                      32,041                  369                    39            32,371
 Mortgage-backed securities                   109,594                  744                   118           110,220
 Corporate debt securities                     56,625                  819                    43            57,401
 Equity securities                             10,912                  755                    33            11,634
----------------------------------------------------------------------------------------------------------------------
                                             $409,363              $ 8,665               $   331          $417,697
----------------------------------------------------------------------------------------------------------------------
Held-to-Maturity:
 State and municipal                           95,341                2,717                   273            97,785
 U.S. Government agencies                      13,500                   50                   383            13,167
 Mortgage-backed securities                    36,425                  239                 1,575            35,089
----------------------------------------------------------------------------------------------------------------------
                                              145,266                3,006                 2,231           146,041
----------------------------------------------------------------------------------------------------------------------
Total investment securities                  $554,629              $11,671               $ 2,562          $563,738
======================================================================================================================

     At December 31, 1994, investment securities with a carrying value of $179,657 were pledged to secure public funds and for other purposes as required by law.

     There were no investment securities whose ratings were less than investment grade at December 31, 1994.

     The amortized cost and fair value of U.S. Treasury, government agency, state and municipal, corporate debt, and mortgage-backed securities, at December 31, 1994, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay these obligations with or without call or prepayment penalties.

--------------------------------------------------------------------------------
                                                    Amortized             Fair
                                                         Cost            Value
--------------------------------------------------------------------------------
Securities Available-for-Sale:
 Within one year                                     $ 96,958         $ 96,200
 After one year but within five years                 211,394          202,298
 After five years but within ten years                 38,602           36,467
 After ten years                                       24,975           23,955
--------------------------------------------------------------------------------
                                                      371,929          358,920
--------------------------------------------------------------------------------
Securities Held-to-Maturity:
 Within one year                                     $ 24,581         $ 24,575
 After one year but within five years                 135,371          131,899
 After five years but within ten years                 29,060           28,532
 After ten years                                       34,939           32,029
--------------------------------------------------------------------------------
                                                      223,951          217,035
--------------------------------------------------------------------------------
Total debt securities                                $595,880         $575,955
================================================================================

The gross realized gains and gross realized losses on investment securities transactions are summarized below. During 1994, certain securities classified as held-to-maturity were called for early redemption by the issuer. The results of those transactions are recorded in the corresponding category.

----------------------------------------------------------------------
Year ended December 31, 1994
----------------------------------------------------------------------
                           Available-for-Sale       Held-to-Maturity
----------------------------------------------------------------------
Gross gains                              $992                     $7
Gross losses                               --                     --
----------------------------------------------------------------------
Net gains                                $992                     $7
======================================================================

Year ended December 31                   1993                   1992
----------------------------------------------------------------------
Gross gains                              $261                 $1,421
Gross losses                               31                    244
----------------------------------------------------------------------
Net gains                                $230                 $1,177
======================================================================

Interest earned on investment securities for the years ended December 31 was as follows:

----------------------------------------------------------------------
                                 1994            1993           1992
----------------------------------------------------------------------
Taxable                       $26,404         $25,313        $26,876
Tax-advantaged                  5,206           4,577          5,539
----------------------------------------------------------------------
Total                         $31,610         $29,890        $32,415
======================================================================


--------------------------------------------------------------------------------
5. LOANS AND LEASES

At December 31, loans and leases, net of unearned income ($12,537 at December 31, 1994 and $12,107 at December 31, 1993), were as follows:

----------------------------------------------------------------------
                                               1994              1993
----------------------------------------------------------------------
Commercial, financial, and
 agricultural                            $  186,013        $  174,544
Real estate--construction                    84,886            81,962
Real estate--mortgage                       955,357           842,551
Consumer                                    223,963           190,307
Leases                                       15,967            20,543
----------------------------------------------------------------------
Total                                    $1,466,186        $1,309,907
======================================================================

     At December 31, 1994, real estate-mortgage loans included a $6.9 million restructured loan. Susquehanna has no outstanding commitment to advance additional funds on this loan and interest forgone on this loan during 1994 was $244.

     Certain directors and executive officers of Susquehanna and its affiliates, including their immediate families and companies in which they are principal owners (more than 10%), were indebted to banking subsidiaries. In the opinion of management, such loans are consistent with sound banking practices and are within applicable regulatory bank lending limitations. Susquehanna relies on the directors and executive officers for the identification of their associates.

The activity of loans to such persons whose balance exceeded $60,000 during 1994, 1993, and 1992 follows:

-------------------------------------------------------------------------
                                       1994          1993          1992
-------------------------------------------------------------------------
Balance--January 1                  $15,927       $17,787       $18,422
Additions                            27,982        19,601        18,572
Deductions:
 Amounts collected                   22,318        21,531        23,834
 Amounts written-off                     --            --            --
Other changes                         1,681            70         4,627
-------------------------------------------------------------------------
Balance--December 31
 Current                            $23,272       $15,927       $17,787
 Non-performing                          --            --            --
-------------------------------------------------------------------------

     Substantially all of Susquehanna's loans and leases are to enterprises and individuals in Pennsylvania and Maryland. Susquehanna has no concentration of loans to borrowers in any one industry, or related industry, which exceeds 10% of total loans.

--------------------------------------------------------------------------------

6. ALLOWANCE FOR LOAN AND LEASE LOSSES

Changes in the allowance for loan and lease losses were as follows:

---------------------------------------------------------------------
                                     1994         1993          1992
---------------------------------------------------------------------
Balance--January 1                $21,717      $18,026       $16,435
Allowance acquired in
 business combination                  --          515            --
Provision charged to operating
 expenses                           3,987        5,130         4,721
---------------------------------------------------------------------
                                   25,704       23,671        21,156
---------------------------------------------------------------------
Charge-offs                        (2,952)      (3,101)       (4,187)
Recoveries                          1,093        1,147         1,057
---------------------------------------------------------------------
Net charge-offs                    (1,859)      (1,954)       (3,130)
---------------------------------------------------------------------
Balance--December 31              $23,845      $21,717       $18,026
=====================================================================

--------------------------------------------------------------------------------
7. PREMISES AND EQUIPMENT

Property, buildings, and equipment, at December 31, were as follows:

---------------------------------------------------------------------
                                             1994              1993
---------------------------------------------------------------------
Land                                      $ 4,214           $ 3,878
Buildings--including capitalized
 leases of $104                            28,211            26,519
Furniture and equipment                    26,905            24,370
Leasehold improvements                      3,462             3,188
Land improvements                             381               269
---------------------------------------------------------------------
                                           63,173            58,224
---------------------------------------------------------------------
Less: accumulated depreciation
 and amortization                          31,287            28,965
---------------------------------------------------------------------
                                          $31,886           $29,259
=====================================================================

     Depreciation and amortization expense charged to operations amounted to $3,276 in 1994, $3,139 in 1993, and $3,026 in 1992.

All subsidiaries lease certain banking branches and equipment under both capital and operating leases which expire on various dates through 2009. Renewal options are available for periods up to 20 years. Minimum future rental commitments under non-cancellable leases, as of December 31, 1994, are as follows:

---------------------------------------------------------------------
                                          Capital         Operating
                                           Leases            Leases
---------------------------------------------------------------------
1995                                         $ 26          $  1,262
1996                                           26             1,228
1997                                           26             1,118
1998                                            1             1,010
1999                                           --               722
Subsequent years                               --             2,036
---------------------------------------------------------------------
                                               79             7,376
---------------------------------------------------------------------
Less amount representing interest              22                --
---------------------------------------------------------------------
                                             $ 57            $7,376
=====================================================================

     Total rent expense charged to operations amounted to $1,439 in 1994, $1,402 in 1993, and $1,348 in 1992.

--------------------------------------------------------------------------------

8. DEPOSITS

Deposits at December 31 were as follows:

----------------------------------------------------------------------
                                                1994            1993
----------------------------------------------------------------------
Noninterest-bearing:
 Demand                                   $  261,045      $  212,525
Interest-bearing:
 Interest-bearing demand                     464,052         450,166
 Savings                                     398,423         386,912
 Time                                        697,406         625,948
 Time of $100,000 or more                     45,404          42,256
----------------------------------------------------------------------
Total deposits                            $1,866,330      $1,717,807
======================================================================

--------------------------------------------------------------------------------

9. SHORT-TERM BORROWINGS

Short-term borrowings and weighted average interest rates, at December 31, were as follows:

--------------------------------------------------------------------------------------------------------------
                                                                      1994                        1993
--------------------------------------------------------------------------------------------------------------
                                                               Amount       Rate           Amount       Rate
--------------------------------------------------------------------------------------------------------------
Securities sold under repurchase agreements                   $36,522       4.76%         $14,383       2.55%
Treasury tax and loan notes                                     5,630       5.10           15,334       2.60
Federal funds purchased                                            --         --            1,000       3.75
Federal Home Loan Bank borrowings                              21,200       6.77               --         --
Other                                                          10,000       6.50
--------------------------------------------------------------------------------------------------------------
                                                              $72,352                     $30,717
==============================================================================================================

     Under an agreement with the Federal Home Loan Bank, Susquehanna subsidiary banks have a line of credit available to them totaling $130 million, of which $52.6 million was outstanding at December 31, 1994.

--------------------------------------------------------------------------------

10. LONG-TERM DEBT

Long-term debt at December 31 was as follows:

------------------------------------------------------------------------------------------------------------------
                                                                  1994                             1993
------------------------------------------------------------------------------------------------------------------
                                                         Amount           Rate            Amount           Rate
------------------------------------------------------------------------------------------------------------------
Farmers:
 Installment note due June 2, 1999                      $    74           9.00%          $    87           9.00%
First National:
 Subordinated notes due July 1, 1995                         12          12.00                36          12.00
SBLC:
 Promissory note due May 14, 1994                            --             --             1,000           8.75
 Promissory note due October 30, 1994                        --             --             1,000           8.75
 Term note due May 1, 1995                                4,000           8.00             4,000           8.00
 Promissory note due June 6, 1995                         2,000           6.75             2,000           6.75
 Term note due July 29, 1996                              4,000           6.49             4,000           6.49
 Term note due October 30, 1997                           2,000           8.75                --             --
Susquehanna:
 Promissory note due June 1, 1996                            --             --            10,000          10.50
 Term loan note due June 30, 1999                         5,850           6.62             6,800           4.24
Susquehanna South:
 Federal Home Loan Bank borrowings due at various
  dates through 2003                                     31,378           6.58            29,378           5.90
------------------------------------------------------------------------------------------------------------------
                                                        $49,314                          $58,301
==================================================================================================================

     Farmers' installment note is a demand note with a final maturity of June 2, 1999. Until such demand is made, Farmers will pay equal monthly payments to the individual holder.

     First National's subordinated notes require equal quarterly payments. These notes are subordinated to all deposits and to obligations of other creditors.

     SBLC's notes are payable with interest only payments being made until maturity. These notes are guaranteed by Susquehanna.

     Susquehanna's term loan note is payable in quarterly principal and interest payments of varying amounts until the final maturity. Voluntary principal payments of the note may be made at any time.

     Under a blanket floating lien security with the FHLB of Atlanta, Susquehanna South's thrift subsidiary, Atlantic Federal Savings Bank (AFSB), is required to maintain as collateral for all borrowings qualifying first mortgage loans in an amount equal to 133% of the advances. In addition, all of AFSB's stock in the FHLB of Atlanta is pledged as collateral for such advances.

     On January 14, 1994, Susquehanna elected to prepay the $10 million, 10.5% promissory note, due May, 1996. In connection with the prepayment, Susquehanna incurred a one-time, pre-tax charge of approximately $1.1 million, on the early extinguishment of the note which is disclosed as an extraordinary item in the Consolidated Statements of Income.

     On February 9, 1995, Susquehanna issued $50 million of its 9.00% subordinated notes due 2005. The proceeds were used to retire $10 million in short-term borrowings, and the balance will be used for pending acquisitions and for general corporate purposes.


--------------------------------------------------------------------------------

11. INCOME TAXES

The components of the provision for income taxes are as follows:

--------------------------------------------------------------
                               1994        1993         1992
--------------------------------------------------------------
Current                     $12,024     $10,582       $9,778
Deferred                     (2,306)     (1,055)      (1,237)
--------------------------------------------------------------
Total                       $ 9,718     $ 9,527       $8,541
==============================================================

     Effective January 1, 1993, Susquehanna adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax return. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. As of January 1, 1993, Susquehanna recorded a tax benefit of approximately $1,023, or $.09 per share, which amount represents the net increase to the deferred tax asset as of that date. Such amount has been reflected in the Consolidated Statements of Income as the cumulative effect of a change in accounting principle.

The components of the deferred tax assets as of December 31, 1994 and 1993, were as follows:

---------------------------------------------------------------------
                                               1994            1993
---------------------------------------------------------------------
Deferred tax assets:
 Reserve for loan losses                     $8,167          $6,616
 Loan fee income                              1,365           1,479
 Accrued pension expense                      1,518           1,415
 Deferred directors' fees                       620             726
 Deferred compensation                          345             400
 Nonaccrual loan interest                     1,287              --
 Other assets                                   679             351
Deferred tax liabilities:
 FHLB stock dividends                          (470)           (494)
 Premises and equipment                        (836)           (846)
 Core deposit intangible                       (167)           (167)
 Other liabilities                             (859)           (137)
---------------------------------------------------------------------
Net deferred income tax assets              $11,649          $9,343
=====================================================================

The tax effect of timing differences which resulted in the deferred tax provisions for 1992 are summarized as follows:

------------------------------------------------------------------

------------------------------------------------------------------
Excess of book over tax provision for loan losses       $  (477)
Accretion of discount on investment securities              (32)
Deferral of loan fees and costs                            (111)
Deferred compensation and directors' fees                    41
Deficit of pension contribution to expense                 (381)
Other, net                                                 (277)
------------------------------------------------------------------
Total                                                   $(1,237)
==================================================================

The provision for income taxes differs from the amount derived from applying the statutory income tax rate to income before income taxes as follows:

------------------------------------------------------------------
                                       1994       1993       1992
------------------------------------------------------------------
Provision at statutory rates        $11,391    $11,098    $10,442
Tax-advantaged income                (2,484)    (2,314)    (2,447)
Recapture of tax bad debt
 reserve from acquisition                --        475         --
Other, net                              811        268        546
------------------------------------------------------------------
Total                               $ 9,718    $ 9,527    $ 8,541
==================================================================

As provided in SFAS No. 109 "Accounting for Income Taxes," AFSB established a deferred tax liability on qualifying bad debt reserves for tax purposes that arose in fiscal years beginning before December 31, 1987. Such bad debt reserve for AFSB amounted to approximately $4,670,000 with an income tax effect of $1,803,000 at December 31, 1994. This bad debt reserve would become taxable if AFSB does not maintain certain qualified assets as defined for federal income tax purposes, equal to 60% of total assets, if the reserve is charged for other than bad debt losses or if AFSB does not maintain its thrift charter.

--------------------------------------------------------------------------------
12. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

Susquehanna is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to orginate loans and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the Consolidated Balance Sheets. The contract or notional amount of those instruments reflect the extent of involvement Susquehanna has in particular classes of financial instruments.

     Susquehanna's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for loan commitments and standby letters of credit is represented by the contractual amount of these instruments. Susquehanna uses the same credit policies as it does for on-balance sheet instruments.

Financial instruments with off-balance sheet risk at December 31, 1994 and 1993 are as follows:

-------------------------------------------------------------------
Contractual                                       1994        1993
-------------------------------------------------------------------
Financial instruments whose contract
amounts represent credit risk:
 Standby letters of credit                    $ 16,161    $ 15,588
 Commitments to originate loans                 42,470      55,235
 Unused portion of home equity
  and credit card lines                        110,350     102,861
 Other unused commitments, principally
  commercial lines of credit                   140,122     140,069


     Standby letters of credit are conditional commitments issued by Susquehanna to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

     Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Susquehanna evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Susquehanna upon extension of credit, is based on management's credit evaluation of the borrower.

--------------------------------------------------------------------------------
13. FAIR VALUE OF FINANCIAL INSTRUMENTS

As required by SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS No. 107"), Susquehanna has presented estimated fair value information about financial instruments, whether or not recognized in the Consolidated Balance Sheets for which it is practicable to estimate that value. Fair value is best determined by values quoted through active trading markets. Active trading markets are characterized by numerous transactions of similar financial instruments between willing buyers and willing sellers. Because no active trading market exists for various types of financial instruments, many of the fair values disclosed were derived using present value discounted cash flow or other valuation techniques. As a result, Susquehanna's ability to actually realize these derived values cannot be assured.

     The estimated fair values disclosed under SFAS No. 107 may vary significantly between institutions based on the estimates and assumptions used in the various valuation methodologies. SFAS No. 107 excludes disclosure of non-financial assets such as buildings as well as certain financial instruments such as leases. Susquehanna also has several intangible assets which are not included in the fair value disclosures such as mortgage servicing rights, customer lists, and core deposit intangibles. Accordingly, the aggregate estimated fair values presented do not represent the underlying value of Susquehanna. The following methods and assumptions were used to estimate the fair value of each class of financial instrument.

     Cash and Due from Banks and Short-Term Investments. The fair value of cash and due from banks and short-term investments is deemed to be the same as their carrying value.

     Investment Securities. The fair value of investment securities is estimated based on quoted market prices, where available. When quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     Loans. Variable rate loans which do not expose Susquehanna to interest rate risk have a fair value that equals their carrying value, discounted for estimated future credit losses. The fair value of fixed rate loans was based upon the present value of projected cash flows. The discount rate was based upon the U.S. Treasury yield curve, adjusted for credit risk.

     Deposits. The fair values of demand, interest-bearing demand, and savings deposits are the amounts payable on demand at the balance sheet date. The carrying value of variable rate time deposits represents a reasonable estimate of fair value. The fair value of fixed rate time deposits is based upon the discounted value of future cash flows expected to be paid at maturity. Discount rates are calculated off the U.S. Treasury yield curve.

     Short-Term Borrowings. The carrying amounts reported in the balance sheet represent a reasonable estimate of fair value since these liabilities mature in less than six months.

     Long-Term Debt. Fair values are based upon quoted rates of similar instruments, issued by banking companies with similar credit ratings.

     Off-Balance Sheet Items. The fair value of unused commitments to lend and standby letters of credit is deemed to be the same as their carrying value.

The following table represents the carrying amount and estimated fair value of Susquehanna's financial instruments at December 31:

--------------------------------------------------------------------------------------------------------------------
                                                               1994                            1993
--------------------------------------------------------------------------------------------------------------------
                                                                    Estimated                       Estimated
                                                     Carrying            Fair        Carrying            Fair
                                                       Amount           Value          Amount           Value
--------------------------------------------------------------------------------------------------------------------
Assets:
  Cash and due from banks                          $   79,473      $   79,473      $   71,792      $   71,792
  Short-term investments                               15,603          15,603          53,599          53,599
  Investment securites                                597,996         591,080         562,963         563,738
  Loans, net of unearned income and allowance       1,418,865       1,366,825       1,267,950       1,286,797
Liabilities:
  Deposits                                          1,866,330       1,850,328       1,717,807       1,724,335
  Short-term borrowings                                73,352          73,352          30,717          30,717
  Long-term debt                                       49,314          47,889          58,301          58,702


--------------------------------------------------------------------------------

14. EMPLOYEE BENEFIT PLANS

Susquehanna maintains a single non-contributory pension plan that covers substantially all full-time employees. Benefits are based upon years of service and the employee's highest five years of compensation during the last ten years of employment. Susquehanna's policy has been to fund the pension plan on a current basis to the extent deductible under existing tax regulations. A summary of the components of pension expense follows:

-----------------------------------------------------------------------------
Year ended December 31                          1994        1993        1992
-----------------------------------------------------------------------------
Service cost-benefits earned
 during the period                           $ 1,587     $ 1,363     $ 1,137
Interest cost on projected
 benefit obligation                            1,865       1,652       1,457
Actual (gain)/loss on plan assets                170      (1,707)     (1,440)
Net amortization and deferral                 (1,858)        167         (32)
-----------------------------------------------------------------------------
Pension expense of defined
 benefit plans                               $ 1,764     $ 1,475     $ 1,122
=============================================================================
-----------------------------------------------------------------------------
At December 31                                  1994        1993        1992
-----------------------------------------------------------------------------
Discount rate                                   8.00%       7.00%       7.50%
Rate of increase in
 compensation levels                            6.00        6.00        6.00
Expected long-term rate of
 return on assets                               8.00        8.00        8.00
-----------------------------------------------------------------------------

The following table sets forth the funded status and amounts recognized in the Consolidated Balance Sheets for the funded defined benefit pension plan:

---------------------------------------------------------------------------
Year Ended December 31                              1994             1993
---------------------------------------------------------------------------
Actuarial present value of vested
 benefit obligation                              $15,217          $16,432
===========================================================================
Actuarial present value of accumulated
 benefit obligation                              $15,643          $16,977
===========================================================================
Actuarial present value of projected
 benefit obligation                              $24,744          $26,745
Plan assets at market value                       21,730           21,331
---------------------------------------------------------------------------
Plan assets less than projected
 benefit obligation                                3,014            5,414
Unrecognized net gain/(loss) from
  past experience different than that
 assumed and effects of changes in
 assumptions                                       1,874           (1,055)
Unrecognized prior service cost                   (1,104)          (1,073)
Unrecognized net asset at January 1,
 1987, being amortized over 15 years                 666              752
---------------------------------------------------------------------------
Net pension liability recognized
 in the balance sheet                            $ 4,450          $ 4,038
===========================================================================

     The plan assets at December 31, 1994, were invested principally in U.S. Government securities and listed stocks and bonds including 13,125 shares of Susquehanna common stock.

     On January 1, 1993, Susquehanna adopted SFAS 106, "Employer's Accounting for Post-Retirement Benefits Other than Pensions" ("SFAS 106"). This statement requires the cost of the benefits to be accrued during the employees' credited service period. The adoption of SFAS 106 resulted in an accumulated post-retirement benefit obligation of approximately $2.6 million. Susquehanna elected the prospective transition approach and is amortizing the transition obligation over a 20-year period. The net periodic benefit expense for 1994 and 1993 was $384 and $350, respectively.

     Susquehanna maintains a 401(k) savings plan which allows employees to invest a percentage of their earnings, matched up to a certain amount specified by Susquehanna. Contributions to the savings plan which are included in salaries and benefits expense amounted to $782 in 1994, $691 in 1993, and $659 in 1992.

--------------------------------------------------------------------------------
15. SUSQUEHANNA BANCSHARES, INC. (PARENT ONLY)
    CONDENSED BALANCE SHEETS

-----------------------------------------------------------------------
December 31                                       1994            1993
-----------------------------------------------------------------------
ASSETS
Cash in subsidiary bank                       $     97        $     96
Short-term investments                           2,716           1,019
Investment in consolidated sub-
 sidiaries at equity in net assets             228,602         220,905
Other investment securities                      1,396          13,317
Premises and equipment (net)                        59              39
Other assets                                     2,099           1,469
-----------------------------------------------------------------------
Total assets                                  $234,969        $236,845
=======================================================================
LIABILITIES
Short-term borrowings                         $ 10,000        $     --
Long-term debt                                   5,850          16,800
Accrued taxes and expenses
 payable                                         2,015           1,617
-----------------------------------------------------------------------
Total liabilities                               17,865          18,417
-----------------------------------------------------------------------
EQUITY
Preferred stock (no par)                            --              40
Common stock ($2 par value)                     23,366          23,355
Surplus                                         42,919          42,064
Retained earnings                              159,051         147,979
Unrealized gain on available-for-sale
  securities, net                               (7,859)          5,363
Less: Treasury stock at cost                       373             373
-----------------------------------------------------------------------
Total stockholders' equity                     217,104         218,428
-----------------------------------------------------------------------
Total liabilities and stockholders'
 equity                                       $234,969        $236,845
=======================================================================

  SUSQUEHANNA BANCSHARES, INC. (PARENT ONLY)
  CONDENSED STATEMENTS OF INCOME

-----------------------------------------------------------------------
Year ended December 31                   1994        1993        1992
-----------------------------------------------------------------------
INCOME
Dividends from subsidiaries           $18,859     $25,040     $11,683
Interest and dividends on
 investment securities                     89          72          55
Interest and management
 fee from subsidiaries                    310         206         236
-----------------------------------------------------------------------
Total income                           19,258      25,318      11,974
-----------------------------------------------------------------------
EXPENSES
Service fees paid to
 subsidiary                               969         971         750
Interest expense                          683       1,355       1,423
Other expenses                          1,273         754         707
-----------------------------------------------------------------------
Total expenses                          2,925       3,080       2,880
-----------------------------------------------------------------------
Income before taxes, equity
 in undistributed income of
 subsidiaries, and
 extraordinary item                    16,333      22,238       9,094
Equity in undistributed
 income of subsidiaries                 6,889         967      13,078
Extraordinary item
 (net of taxes of $0)                  (1,126)         --          --
-----------------------------------------------------------------------
NET INCOME                            $22,096     $23,205     $22,172
=======================================================================


--------------------------------------------------------------------------------
  SUSQUEHANNA BANCSHARES, INC. (PARENT ONLY)
  CONDENSED STATEMENTS OF CASH FLOWS

------------------------------------------------------------------------
Year ended December 31                     1994        1993        1992
------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                             $ 22,096    $ 23,205    $ 22,172
Adjustment to reconcile net
 income to cash provided by
 operating activities:
  Depreciation and amort-
   ization                                  142         135         130
  Equity in undistributed
   income of subsidiaries
   and income of subsid-
   iaries accrued not
   received                             (11,889)       (967)    (13,078)
  Loss on the early
   extinguishment of debt                 1,126          --          --
  Increase in other assets                 (751)       (144)        (32)
  Increase/(decrease) in
   accrued expenses pay-
   able                                     398         387        (282)
  Other, net                                (19)         (4)         --
------------------------------------------------------------------------
Net cash provided from
 operating activities                    11,103      22,612       8,910
------------------------------------------------------------------------
INVESTING ACTIVITIES
Purchase of investment
 securities                                  --     (12,144)         --
Proceeds from the sale of
 investment securities                   11,956          --          --
Net cash from acquisition                    --          26          --
Capital expenditures                        (42)        (38)         (4)
(Infusion of)/repayment of
 investment in subsidiary                (8,600)        200          --
------------------------------------------------------------------------
Net cash provided from/(used
for) investing activities                 3,314     (11,956)         (4)
------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase in short-term
  borrowings                           $ 10,000       $  --       $  --
Repayment of long-term debt             (12,076)       (750)       (450)
Dividends paid                          (10,643)     (9,331)     (8,720)
Cash paid for fractional shares              --         (35)         --
------------------------------------------------------------------------
Net cash used for financing
 activities                             (12,719)    (10,116)     (9,170)
------------------------------------------------------------------------
Net increase/(decrease) in
 cash and cash equivalents                1,698         540        (264)
Cash and cash equivalents at
  January 1                               1,115         575         839
------------------------------------------------------------------------
Cash and cash equivalents at
 December 31                           $  2,813    $  1,115     $   575
========================================================================
Cash and cash equivalents:
 Cash in subsidiary bank               $     97    $     96     $    59
 Short-term investments                   2,716       1,019         516
------------------------------------------------------------------------
Cash and cash equivalents at
 December 31                           $  2,813    $  1,115     $   575
========================================================================

--------------------------------------------------------------------------------
16. REGULATORY RESTRICTIONS OF BANKING SUBSIDIARIES

Susquehanna is limited by regulatory provisions in the amount it can receive in dividends from its banking subsidiaries. At December 31, 1994, $11,748 is available for dividend distribution to Susquehanna in 1995 from its banking subsidiaries.

     Included in cash and due from banks are balances required to be maintained by subsidiary banks on deposit with the Federal Reserve. The amounts of such reserves are based on percentages of certain deposit types and totalled $15,671 at December 31, 1994.

--------------------------------------------------------------------------------
17. CONTINGENT LIABILITIES

Susquehanna is party to various legal proceedings incidental to its business. Certain claims, suits, and complaints arising in the ordinary course of business have been filed or are pending against Susquehanna. In the opinion of management, all such matters are adequately covered by insurance or, if not so covered, are without merit or are of such kind, or involve such amounts, as would not have a significant effect on the financial position, results of operations, and cash flows of Susquehanna, if disposed of unfavorably.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
 of Susquehanna Bancshares, Inc.
Lititz, Pennsylvania

We have audited the accompanying consolidated balance sheets of Susquehanna Bancshares, Inc. and its subsidiaries (Susquehanna) as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of Susquehanna's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of Atlanfed Bancorp, Inc. and Subsidiaries, a wholly-owned subsidiary, which statements reflect total assets of $255,123,000 and $236,669,000 as of March 31, 1995 and 1994, respectively, and net interest income of $8,563,000, $7,723,000, and $8,403,000 for each of the three years in the period ended March 31, 1995. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Atlanfed Bancorp, Inc. and subsidiaries, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Susquehanna Bancshares, Inc. and its subsidiaries as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 1 and Note 11 to the financial statements, Susquehanna changed its method of accounting for investments and income taxes in 1993.



                                                /s/ Coopers & Lybrand, L.L.P.

Philadelphia, Pennsylvania
February 13, 1995, except for
Note 2 and above first paragraph
as to which the date is April 1, 1995

Management's Discussion and Analysis
of Results of Operations and Financial Condition

  The following pages of this report present management's discussion and analysis of the consolidated financial condition and results of operations of Susquehanna Bancshares, Inc., including its subsidiaries: Farmers First Bank, Farmers and Merchants Bank and Trust, First National Trust Bank, Williamsport National Bank, Citizens National Bank of Southern Pennsylvania, Spring Grove National Bank, Susquehanna Bancshares South, Inc. and subsidiaries, Susque-Bancshares Leasing Co., Inc., and Susque-Bancshares Life Insurance Company.

Results of Operations

Summary of 1994 Compared to 1993

  On July 11, 1994, Susquehanna completed its acquisition of eight Allegany County, Maryland, branch locations of First National Bank of Maryland. At the time of the acquisition, the Allegany County locations had loans of $45.5 million, fixed assets of $2.7 million, deposits of $194.1 million, and total assets of $194.2 million. The transaction has been accounted for under the purchase method of accounting. The eight branches were subsequently merged into Farmers and Merchants Bank and Trust, Hagerstown, Maryland, a wholly-owned subsidiary of Susquehanna.

  Susquehanna's net income for the year ended December 31, 1994, includes an after-tax extraordinary charge of $732,000 in connection with the early extinguishment of debt. In January 1994, Susquehanna was notified by the holder of the $10 million, 10.5% note due June 1996 that Susquehanna could prepay the note for approximately $500,000 less than the "make whole" penalty. The creditors' offer was accepted by Susquehanna and resulted in that charge to first quarter earnings of $732,000, or $.06 per share.

  Excluding the effects of the adoption of SFAS 109 in January 1993 and the extraordinary charge in January 1994, earnings for 1994 were $22,828,000 compared to the $22,182,000 earned in 1993, a $646,000 or 2.9% increase. Net income in 1994 was $22,096,000 compared to $23,205,000 in 1993, a decline of $1,109,000 or 4.8%. On a per share basis, income before the extraordinary item was $1.96 in 1994 versus $1.96 in 1993 on income before the change in accounting principle while the return on average equity was 10.51% in 1994 versus 10.96% in 1993.

  Items which have affected the annual operating results and comparisons between 1994 and 1993 were pre-tax items of: a $909,000 loss relating to the sale of an other real estate owned property; higher security gains, $769,000; and a lower loan loss provision, $1,143,000, in 1994; the addition of the assets and deposits acquired in the purchase of the eight Allegany County, Maryland, branches in 1994; and the gain of $1.3 million realized in 1993 through the sale of other real estate owned property.
--------------------------------------------------------------------------------

Summary of 1993 Compared to 1992

  Susquehanna adopted the Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" ("SFAS 109"), in the first quarter of 1993. The cumulative effect of SFAS 109 is recorded in the income statement as "Cumulative Effect of a Change in an Accounting Principle." SFAS 109 was adopted prospectively and added $1,023,000, or $.09 per fully diluted share, to 1993 net income.

  On December 31, 1993, Susquehanna adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115). This accounting pronouncement requires the segregation of investment securities into three categories, each having a distinct accounting treatment. Securities identified as "held-to-maturity" continue to be carried at their amortized cost, but, except for limited circumstances, may not be sold prior to maturity. Securities identified as "available-for-sale" must be reported at their market or "fair" value and the difference between that value and their amortized cost recorded in the equity section, net of taxes. Securities identified as "trading account securities" are marked-to-market with the change recorded in the income statement. Susquehanna does not engage, presently, in trading activity, but does engage in active portfolio management which requires the majority of its security portfolios be identified as "available-for-sale."

  On September 1, 1993, the acquisition of Central Financial Corporation ("Central") was completed. Its subsidiary, Central Savings Bank was merged into Farmers First Bank. Loans acquired were $37.6 million, interest-bearing deposits were $27.3 million, deposits totaled $60.6 million and equity acquired was $5.6 million. The results of operations of Central prior to the acquisition were not significant to Susquehanna's consolidated financial statements and, accordingly, no prior periods of Susquehanna have been restated.

  Susquehanna achieved record earnings in 1993 of $23,205,000, 4.7%, above the $22,172,000 realized in 1992. Income before the effects of SFAS 109 also exceeded the 1992 results by $10,000. Net income per common share was $2.05 ($1.96 before SFAS 109). The return on average assets was 1.18% (1.13% before SFAS 109). The return on average shareholders' equity was 11.47% (10.96% before SFAS 109). Factors that moderated the growth of net income in 1993 were lower security gains, $230,000 vs. $1.2 million in 1992; increased provision for loan and lease losses, $5,130,000 vs. $4,721,000; and a higher provision for income taxes, $9,527,000 vs. $8,541,000 in 1992. The 1993 tax provision includes a one-time charge of $475,000 for the recognition of the Central tax loan loss reserve.

TABLE 1--Distribution of Average Assets, Liabilities, and Stockholders' Equity

Interest Rates and Interest Differential--Tax Equivalent Basis

------------------------------------------------------------------------------------------------------------------------------------
Dollars in thousands                            1994                               1993                                1992
------------------------------------------------------------------------------------------------------------------------------------
                                        Average             Rate       Average                Rate       Average                Rate
Assets                                  Balance   Interest     %       Balance   Interest        %       Balance     Interest      %
------------------------------------------------------------------------------------------------------------------------------------
Short-term investments               $   44,368   $  1,950   4.4    $   62,597   $  2,013      3.2    $   51,600     $  1,984    3.8
Investment securities:
  Taxable                               453,568     26,404   5.8       402,678     25,313      6.3       377,533       26,876    7.1
  Tax-advantaged                        111,827      7,994   7.1        88,532      7,026      7.9        91,486        8,378    9.2
------------------------------------------------------------------------------------------------------------------------------------
Total investment securities             565,395     34,398   6.1       491,210     32,339      6.6       469,019       35,254    7.5
Loans (net of unearned income):
  Taxable                             1,342,389    114,480   8.5     1,248,472    108,475      8.7     1,241,360      116,581    9.4
  Tax-advantaged                         39,722      3,989  10.0        38,606      4,064     10.5        34,071        3,924   11.5
------------------------------------------------------------------------------------------------------------------------------------
Total loans                           1,382,111    118,469   8.6     1,287,078    112,539      8.7     1,275,431      120,505    9.4
------------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets         1,991,874   $154,817   7.8     1,840,885   $146,891      8.0     1,796,050     $157,743    8.8
====================================================================================================================================
Allowance for loan losses               (22,965)                       (20,136)                          (17,238)
All other non-earning assets            154,385                        145,114                           141,354
------------------------------------------------------------------------------------------------------------------------------------
Total assets                         $2,123,294                     $1,965,863                        $1,920,166
====================================================================================================================================
Liabilities & Stockholders' Equity
------------------------------------------------------------------------------------------------------------------------------------
Deposits:
  Interest-bearing demand            $  465,265   $ 10,978   2.4    $  444,320   $ 11,372      2.6    $  422,323     $ 14,258    3.4
  Savings                               399,241     10,106   2.5       362,130     10,452      2.9       305,819       11,216    3.7
  Time                                  692,180     30,130   4.4       665,219     29,935      4.5       718,867       39,332    5.5
Short-term borrowings                    47,823      2,257   4.7        16,819        472      2.8        22,132          854    3.9
Long-term debt                           48,431      3,017   6.2        54,827      3,762      6.9        56,256        4,149    7.4
------------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities    1,652,940   $ 56,488   3.4     1,543,315   $ 55,993      3.6     1,525,397     $ 69,809    4.6
====================================================================================================================================
Demand deposits                         229,096                        197,758                           184,463
Other liabilities                        24,052                         22,407                            23,677
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                     1,906,088                      1,763,480                         1,733,537
------------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                    217,206                        202,383                           186,629
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities & equity           $2,123,294                     $1,965,863                        $1,920,166
====================================================================================================================================
Net interest income/yield on
  average earning assets                          $ 98,329   4.9                 $ 90,898      4.9                   $ 87,934    4.9
====================================================================================================================================

     For purposes of calculating loan yields, the average loan volume includes non-accrual loans. For purposes of calculating yields on tax-advantaged interest income, the taxable equivalent is made to equate tax-advantaged interest on the same basis as taxable interest. The marginal tax rate is 35% for 1994 and 1993, and 34% for 1992.

Net Interest Income--Taxable Equivalent Basis

  The largest source of Susquehanna's operating revenue is net interest income. For purposes of management's discussion and analysis, net interest income is adjusted to a taxable equivalent basis. For purposes of calculating yields on tax-exempt interest income, the taxable equivalent adjustment equates tax-exempt interest rates to taxable interest rates as noted in Table 1.

  Net interest income is the income which remains after deducting from total income generated by earning assets the interest expense attributable to the acquisition of the funds required to support earning assets. Income from earning assets includes income from loans, income from investment securities and income from short-term investments. The amount of interest income is dependent upon many factors including the volume of earning assets, the general level of interest rates, the dynamics of the change in interest rates, and volumes of non-performing loans. The cost of funds varies with the amount of funds necessary to support earning assets, the rates paid to attract and hold deposits, rates paid on borrowed funds, and the levels of non-interest bearing demand deposits and equity capital.

  Table 1 presents average balances, taxable equivalent interest income and expense and the yields earned or paid on these assets and liabilities of Susquehanna. The net interest margin has been maintained at 4.9% in the three years presented despite fluctuation in volumes and interest rates. Net interest income as a percentage of net interest income and other income was 86.2%, 84.6%, and 84.6% for 1994, 1993, and 1992, respectively.

  The volume of average earning assets in 1994, which includes $45.5 million of loans acquired in the Allegany acquisition, rose to $1.992 billion, $151.0 million over 1993. This growth was funded primarily through deposits acquired in that acquisition. The rate of return realized in 1994 was 7.8%. In 1993, the volume of average earning assets, which included $64.9 million acquired through the acquisition of Central Financial Corp. on September 1, rose to $1.841 billion, $44.8 million over 1992, and returned an average yield of 8.0%, down from 8.8% in 1992. While the average yield on earning assets fell two-tenths of one percent between 1994 and 1993, the growth in earning assets more than offset that decline and produced $7.9 million additional interest income on a tax equivalent basis. Between 1993 and 1992, the eight-tenths of one percent decline was partially offset by higher volumes as the interest earned fell by $10.9 million. General market interest rates were in a declining mode throughout 1993 while rates began to rise during 1994 with the major movements during the latter part of the year.

  Table 2 illustrates that the growth in interest income in 1994 was attributed to the increases in volumes of earning assets while the decline in 1993 compared to 1992 was related to lower interest rates.

  The excess deposits acquired in the Allegany acquisition were employed in investment securities maturing in three years or less and had an effect on the average yield realized on the total earning asset base. Loan yields averaged 8.6% in 1994 while the yield on the investment portfolio was 6.1%. It is expected that continued loan growth will replace the maturing investments at higher returns and should improve the yield on the total earning asset base.

  Interest-bearing liabilities averaged $1.653 billion in 1994 compared to $1.543 billion in 1993 and $1.525 billion in 1992. As previously discussed, the deposits acquired in 1994 and 1993 contributed to the significant growth in those years. Throughout 1992 and 1993, funding costs declined, mirroring the general interest rate movement. While the direction of interest rates changed in 1994, the effect on Susquehanna was mitigated by the lag in the rise in the rates on certificates of deposits until late in the year and minimal rate increases in the core savings and the interest-bearing transaction accounts. The weighted average cost of funds in 1994, 1993, and 1992 was 3.4%, 3.6%, and 4.6%, respectively. Table 1 shows the volumes and average rates paid on the major classes of interest bearing liabilities.

  Contributing to the maintenance of the net interest margin at 4.9% was the growth in non-interest bearing demand deposits as volumes average $229.1 million in 1994 compared to $197.8 million in 1993 and $184.5 million in 1992. Also, equity capital rose by $14.8 million in 1994 and $15.8 million during 1993 and is a contributing factor to the net interest margin.


TABLE 2--Changes in Net Interest Income--Tax Equivalent Basis

------------------------------------------------------------------------------------------------------------------------------------

                                                                          1994 Versus 1993                  1993 Versus 1992
                                                                          Increase (Decrease)              Increase (Decrease)
                                                                          Due to Change in                  Due to Change in
------------------------------------------------------------------------------------------------------------------------------------

                                                                    Average     Average             Average      Average
Dollars in thousands                                                 Volume        Rate    Total     Volume         Rate      Total
------------------------------------------------------------------------------------------------------------------------------------


Interest Income
Short-term investments                                              $  (681)    $   618   $  (63)   $   384     $   (355)  $     29
Investment securities:
 Taxable                                                              3,050      (1,959)   1,091      1,714       (3,277)    (1,563)

 Tax-advantaged                                                       1,715        (747)     968       (264)      (1,088)    (1,352)

------------------------------------------------------------------------------------------------------------------------------------

Total investment securities                                           4,765      (2,706)   2,059      1,450       (4,365)    (2,915)

Loans and leases, net:
 Taxable                                                              8,039      (2,034)   6,005        664       (8,770)    (8,106)

 Tax-advantaged                                                         115        (190)     (75)       495         (355)       140
------------------------------------------------------------------------------------------------------------------------------------

Total loans and leases, net                                           8,154      (2,224)   5,930      1,159       (9,125)    (7,966)

------------------------------------------------------------------------------------------------------------------------------------

Total interest-earning assets                                       $12,238     $(4,312)  $7,926    $ 2,993     $(13,845)  $(10,852)

====================================================================================================================================

Interest Expense
Deposits:
 Interest-bearing demand                                            $   520     $  (914)  $ (394)   $   711     $ (3,597)  $ (2,886)

 Savings                                                              1,011      (1,357)    (346)     1,861       (2,625)      (764)

 Time                                                                 1,191        (996)     195     (2,781)      (6,616)    (9,397)

Short-term borrowings                                                 1,303         482    1,785       (179)        (203)      (382)

Long-term debt                                                         (416)       (329)    (745)      (103)        (284)      (387)

------------------------------------------------------------------------------------------------------------------------------------

Total interest-bearing liabilities                                  $ 3,609     $(3,114)  $  495    $  (491)    $(13,325)  $(13,816)

------------------------------------------------------------------------------------------------------------------------------------

Net interest margin                                                 $ 8,629     $(1,198)  $7,431    $ 3,484     $   (520)  $  2,964
====================================================================================================================================

Changes which are in part to volume and in part to rate are allocated in proportion to their relationship to the amounts of changes attributed directly to volume and rate.

Provision and Allowance for Loan and Lease Losses

  Susquehanna's provision for loan and lease losses is based upon management's quarterly loan portfolio review. The purpose of the review is to assess loan quality, analyze delinquencies, ascertain loan growth, evaluate potential charge-offs and recoveries, and assess general economic conditions in the markets its affiliates serve.

  Commercial and real estate loans are rated by loan officers and, periodically, by loan review personnel. Consumer and residential real estate loans are generally reviewed in the aggregate as they are of relative small dollar size and homogeneous in nature.

  In addition to economic conditions, loan portfolio diversification, and delinquency and historic loss experience, consideration is also given to examinations performed by the regulatory authorities.

  To determine the allowance and corresponding provision, the amount required for specific allocation is first determined. For all types of commercial and construction loans, this amount is based upon specific borrower data determined by reviewing individual non-performing, delinquent, or potentially troubled credits. In addition, a general allocation is also determined using the same criteria applied to the total commercial portfolio. Consumer and residential real estate allowances, which may include specific allocations, generally are based upon recent charge-off and delinquency history, other known trends and expected losses over the remaining lives of these loans, as well as the condition of local, regional, and national economies.

  The unallocated portion of the allowance is the amount which, when added to these allocated amounts, brings the total to the amount deemed adequate by management at that time. This unallocated portion is available to absorb losses sustained anywhere within the loan portfolio. Table 10 presents this allocation.

  The loan portfolio represents loans made primarily within Susquehanna's market area which includes central Pennsylvania and Maryland, and to a lesser extent northeastern New Jersey, Delaware, West Virginia, and the southern tier of New York State.

  Determining the level of the allowance for possible loan and lease losses at any given period is difficult, particularly during deteriorating or uncertain economic periods. Management must make estimates using assumptions and information which is often subjective and changing rapidly. The review of the loan portfolio is a continuing event in light of a changing economy and the dynamics of the banking and regulatory environment. In management's opinion, the allowance for loan and lease losses is adequate at December 31, 1994. As illustrated in Table 3, the provision for loan losses was $4.0 million for 1994 compared to $5.1 million in 1993. Net charge-offs, as seen in Table 3, were $1.9 million compared with $2.0 million in 1993. As a result, the allowance for loan and lease losses at December 31, 1994, was 1.63% of period-end loans and leases, or $23.8 million, compared with 1.66% or $21.7 million at December 31, 1993.

  Should the economic climate no longer continue to improve or begin to deteriorate, borrowers may experience difficulty, and the level of non-performing loans and assets, charge-offs and delinquencies could rise and require further increases in the provision.

  In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for possible loan and lease losses. They may require additions to allowances based upon their judgments about information available to them at the time of examination.

  It is the policy of Susquehanna not to renegotiate the terms of a loan simply because of a delinquency status. Rather, a loan is transferred to a non-accrual status if it is not in the process of collection, and is delinquent in payment of either principal or interest beyond 90 days. Interest income received on non-performing loans in 1994 and 1993 was $1,106,000 and $653,000, respectively. Interest income which would have been recorded on these loans under the original terms was $2.3 million and $1.6 million, respectively. At December 31, 1994, Susquehanna had no outstanding commitments to advance additional funds with respect to these non-performing loans.

  Table 3 is an analysis of the provision levels as well as the activity in the allowance for loan losses for the past five years. Table 4 reflects the five-year history of non-performing assets and loans contractually past due 90 days and still accruing. The total non-performing assets at December 31, 1994, and 1993, of $29.5 and $27.1 million, respectively, includes $5.3 million and $9.0 million, respectively, in other real estate acquired through foreclosure. Also included in 1994 is a restructured loan totaling $6.9 million which had previously been identified as a potential problem loan.

  Real estate acquired through foreclosure is carried at the lower of the recorded amount of the loan for which the foreclosed property served as collateral or the fair market value of the property as determined by a current appraisal less esti-


TABLE 3--Provision and Allowance for Loan and Lease Losses
------------------------------------------------------------------------------------------------------------------------------------

Dollars in thousands                                                    1994          1993          1992          1991          1990

------------------------------------------------------------------------------------------------------------------------------------

Allowance for loan and lease losses, January 1                    $   21,717    $   18,026    $   16,435    $   14,793    $   14,330

Allowance acquired in mergers                                             --           515            --            --            --

Additions to provision for loan and lease losses
 charged to operations                                                 3,987         5,130         4,721         4,869         5,021

Loans and leases charged off during the year:
 Commercial, financial, agricultural, and leases                       1,258         1,080         1,446         1,492         1,207

 Real estate--mortgage                                                   191           157           676           841         2,390

 Consumer                                                              1,503         1,864         2,065         1,534         1,722

------------------------------------------------------------------------------------------------------------------------------------

Total charge-offs                                                      2,952         3,101         4,187         3,867         5,319

------------------------------------------------------------------------------------------------------------------------------------

Recoveries of loans and leases previously charged-off:
 Commercial, financial, agricultural, and leases                         305           209           389           255           167

 Real estate--mortgage                                                    28            25            37             5           144

 Consumer                                                                760           913           631           380           450

------------------------------------------------------------------------------------------------------------------------------------

Total recoveries                                                       1,093         1,147         1,057           640           761

------------------------------------------------------------------------------------------------------------------------------------

Net charge-offs                                                        1,859         1,954         3,130         3,227         4,558

------------------------------------------------------------------------------------------------------------------------------------

Allowance for loan and lease losses, December 31                  $   23,845    $   21,717    $   18,026    $   16,435    $   14,793

====================================================================================================================================

Average loans and leases outstanding                              $1,382,111    $1,287,078    $1,275,431    $1,278,155    $1,242,701

Period-end loans and leases                                        1,466,186     1,309,907     1,282,457     1,288,981     1,270,714

Net charge-offs as a percentage of average loans
 and leases                                                            0.13%         0.15%         0.25%         0.25%         0.37%

Allowance as a percentage of period-end loans
 and leases                                                             1.63          1.66          1.41          1.28          1.16



TABLE 4--Non-Performing Assets
-------------------------------------------------------------------------------------------------------------
Dollars in thousands                                        1994       1993       1992       1991       1990
-------------------------------------------------------------------------------------------------------------
Loans contractually past due 90 days
 and still accruing                                      $14,450    $ 6,574    $ 7,836    $ 6,917    $11,713
=============================================================================================================
Non-performing assets:
 Nonaccrual loans:
  Commercial, financial, agricultural, and leases        $ 2,161    $ 2,981    $ 2,577    $ 3,743    $ 2,898
  Real estate--mortgage                                   14,856     14,992     12,576     12,316     12,915
  Consumer                                                   198        131        693        134        115
 Restructured loans                                        6,941         --         --         --         38
 Other real estate owned                                   5,341      8,995     10,787      8,555      8,136
-------------------------------------------------------------------------------------------------------------
Total non-performing assets                              $29,497    $27,099    $26,633    $24,748    $24,102
=============================================================================================================
Total non-performing assets as a percentage of period-
 end loans and leases and other real estate owned          2.00%      2.05%      2.06%      1.91%      1.88%
=============================================================================================================

mated costs to sell (fair value). Prior to foreclosure, the recorded amount of the loan is written-down, if necessary, to fair value by charging the allowance for loan losses. Subsequent to foreclosure, gains or losses on the sale of real estate acquired through foreclosure are recorded in operating income and any losses determined as a result of periodic valuations are charged to other operating expense.

  Loans with principal and/or interest delinquent 90 days or more which are still accruing interest were $14.4 million at December 31, 1994, up from $6.6 million at December 31, 1993. This increase is primarily the result of one hotel loan, which had been previously identified as a potential problem loan, falling in the over 90-day category at year-end. Although the economy is continuing to improve, softness in certain areas of the economy may adversely affect certain borrowers and may cause additional loans to become past due beyond 89 days or be placed in a non-accrual status because of uncertainty of receiving full payment of either principal or interest on these loans.

  Potential problem loans consist of loans which are performing but for which potential credit problems have caused Susquehanna to place them on its internally monitored loan list. At December 31, 1994, such loans, not included in Table 4, amounted to $24.4 million of which $11.1 million are residential construction and development properties. Depending upon the state of the economy and the impact thereon to these borrowers, as well as future events such as regulatory examination assessment, these loans and others not currently so identified could be classified as non-performing assets in the future.

--------------------------------------------------------------------------------

Other Income

  Non-interest income, recorded as other income, consists of service charges on deposit accounts, commissions, fees received for travelers' check sales and money orders, fees for trust services, premium income generated from reinsurance activities, gains and losses on security transactions, net gains on sales of mortgages, net gains on sale of other real estate owned, and other miscellaneous income, such as safe deposit box rents. Other income as a percentage of net interest income and other income was 13.8%, 15.4%, and 15.4% for 1994, 1993, and 1992, respectively.

  Excluding security transactions and a gain on the sale of other real estate owned of $1.3 million which was recorded in 1993, other income was less than the 1993 results by $187,000. Service charges on deposit accounts rose $151,000 primarily due to volume increases. Commissions and fees were higher by $259,000, and other operating income was down $596,000 excluding the $1.3 million gain recorded in 1993. The major contributor to this decrease was net gains on sales of mortgages.

  Security gains realized from the sale of available-for-sale securities and early redemptions were $999,000 in 1994, compared to $230,000 in 1993.

Other Expense

  Non-interest expenses are categorized into five main groupings: employee-related expenses, which include salaries, fringe benefits, and employment taxes; occupancy expenses, which include depreciation, rents, maintenance, utilities, and insurance; equipment expenses, which include depreciation, rents, and maintenance; Federal Deposit Insurance Corporation's insurance premiums on deposits; and other expenses (detailed in Table 5) incurred in operating Susquehanna's business.

  The inclusion of the Central offices beginning in September 1993 and the Allegany offices beginning in July 1994 have influenced the comparisons between the 1994 and 1993 periods as well as expenses relating to pending acquisitions and costs relating to the sale of other real estate which occurred in December 1994. Salaries and employee benefits rose $2.5 million, or 7.3%, in 1994 over 1993. Occupancy and equipment costs rose $159,000, or 3.3%. The FDIC insurance expenses were $118,000 higher and all other expenses rose $4.0 million and are detailed in Table 5. These factors contributed to the $6.7 million or 10.2% increase in non-interest expenses for 1994 over 1993.


TABLE 5--Analysis of Other Expenses
--------------------------------------------------------------------------------
Dollars in thousands
--------------------------------------------------------------------------------
Year ended December 31                        1994          1993          1992
--------------------------------------------------------------------------------
Advertising, marketing,
 and public relations                      $ 1,606       $ 1,700       $ 1,437
Amortization of
 acquisition costs                           1,843         1,614         1,595
Audits and examinations                        845           712           660
Communications                               1,033           933           836
Directors' fees                              1,041           931           952
Legal and professional                       2,452         1,360         1,752
Life Insurance Company
 related expenses                              690           741           745
Other real estate                            1,649           801           925
Outside services                             2,411         2,074         1,866
PA shares/capital stock tax                  1,498         1,460         1,414
Postage                                      1,358         1,282         1,232
Stationery and supplies                      2,200         1,596         1,594
All other                                    5,245         4,706         4,594
--------------------------------------------------------------------------------
Total                                      $23,871       $19,910       $19,602
================================================================================

Income Taxes

  Susquehanna's effective tax rate for 1994 was 29.9% compared to 30.0% in 1993, which included a $475,000 charge to recognize the tax liability for the Central loan loss reserve. Excluding such charges, the effective tax rates for 1994, 1993, and 1992 were 29.9%, 28.5%, and 27.8%, respectively.

  As tax-advantaged loans and securities continue to mature, and the opportunities for investment in additional tax-advantaged enterprises become less attractive due to certain provisions of the Tax Reform Act of 1986, the upward trend of effective tax rates may continue in the years ahead.

  In February 1992, the Financial Accounting Standards Board issued SFAS 109. This statement establishes financial accounting and reporting standards for the effects of income taxes that result from an enterprise's activities during the current and preceding years. It requires an asset and liability approach for financial accounting and reporting for income taxes. The cumulative effect of SFAS 109 was adopted prospectively by Susquehanna in the first quarter of 1993. The adoption of SFAS 109 increased deferred tax assets by $1,023,000. The offsetting credit was recognized in the Consolidated Statement of Income as a "cumulative effect of a change in accounting principle."

  Under SFAS 109, Susquehanna recognizes deferred tax liabilities for taxable temporary differences (the difference between financial and tax bases), and deferred tax assets for deductible temporary differences. Management believes the deferred tax assets recognized at December 31, 1994, will be realized in future tax returns. While the ultimate realization of deferred tax assets is dependent on future taxable income, taxable income in prior carryback years and future reversals of existing taxable temporary differences are sufficient to offset the future reversals of deductible temporary differences without implementing any tax strategies or assuming future taxable income.

Financial Condition

Investment Securities

  On December 31, 1993, Susquehanna adopted SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." This accounting pronouncement requires the segregation of investment securities into three categories, each having a distinct accounting treatment.

  Securities identified as "held-to-maturity" continue to be carried at their amortized cost, but, except for limited circumstances, may not be sold prior to maturity. Securities identified as "available-for-sale" must be reported at their market or "fair" value and the difference between that value and their amortized cost recorded in the equity section, net of taxes. Through the operation of this accounting procedure, the upward movement of interest rates between December 31, 1993, and December 31, 1994, has caused the total equity of Susquehanna to be impacted negatively by $13.2 million as the "unrealized gains or losses for available-for sale securi-ties," changed from a positive $5.4 to a negative $7.9 million. Securities identified as "trading account securities" are marked-to-market with the change recorded in the income statement.

  Presently, Susquehanna does not engage in trading activity, but does engage in active portfolio management which requires the majority of its security portfolios be identified as "available-for-sale." While SFAS 115 requires segregation into "held-to-maturity" and "available-for-sale" categories (see Table 6), it does not change Susquehanna's policy concerning the purchase of only high quality securities. Strategies employed address liquidity, capital adequacy and net interest margin considerations which then determine the assignment of purchases into these two categories. Table 7 illustrates the maturities of these security portfolios and the weighted average yields based upon amortized costs. Yields are shown on a tax equivalent basis assuming a 35% federal income tax rate. At December 31, 1994, Susquehanna held no securities of one issuer, other than the U.S. Government obligations, where the aggregate book value exceeded ten percent of stockholders' equity.

  Susquehanna has taken a conservative and prudent investment posture toward mortgage-backed securities. Management periodically sets limits on the aggregate amount of mortgage-backed securities which may be acquired by Susquehanna. Presently, the strategy of management is to restrict new investment in federal agency-issues to full range Priority Amortization Class (PAC) instruments with expected average maturities of less than six years. These securities typically have minimal movement, if any, in their expected principal paydown schedules with a movement in market interest rates of plus or minus 300 basis points.


TABLE 6--Carrying Value of Investment Securities
------------------------------------------------------------------------------------------------------------------------------------

Year ended December 31                                                   1994                         1993                     1992
------------------------------------------------------------------------------------------------------------------------------------

                                                              Available-        Held-to-   Available-        Held-to-
Dollars in thousands                                            for-Sale        Maturity     for-Sale        Maturity
------------------------------------------------------------------------------------------------------------------------------------

U.S. Treasury                                                   $184,494       $  10,948     $206,071        $  1,000      $181,013
U.S. Government agencies                                          20,932          28,506       32,371          12,500         7,568
State and municipal                                                   --         120,582           --          95,341        91,697
Other securities                                                  68,505          19,002      110,220              --        68,210
Mortgage-backed securities                                        84,989          44,913       57,401          36,425       116,171
Equity securities                                                 15,125              --       11,634              --        10,840
------------------------------------------------------------------------------------------------------------------------------------

Total investment securities                                     $374,045        $223,951     $417,697        $145,266      $475,499
====================================================================================================================================



Loans

  Table 8 presents the loans outstanding, by type of loan, for the past five years. Loan growth for 1994, which includes the $45.5 million acquired in the Allegany acquisition, was 11.9%, or $156.3 million. Commercial, financial, and agricultural loans increased $11.5 million primarily due to the Allegany acquisition. As a result of improved economic conditions and specific loan programs, real estate mortgage loans and consumer loans increased by $112.8 million and $33.7 million, respectively. As noted in Table 11, Susquehanna's loan portfolio contains no significant concentrations other than geographic.

  Susquehanna's banks have historically reported a significant amount of loans secured by real estate, as depicted in Table 8. Many of these loans have real estate taken as collateral for additional security for business or personal purposes not related to the acquisition of the real estate pledged. Open-end home equity loans amounted to $102.7 million at year-end, and an additional $66.0 million was lent against junior liens on residential properties. Senior liens on 1-4 family residential properties totaled $492.5 million, and much of the $223.9 million in loans secured by non-farm, non-residential properties represented collateralization of operating lines, or term loans that finance equipment, inventory, or receivables.

  Table 9 represents the maturity of commercial, financial, and agricultural loans as well as real estate construction loans. These loans with maturities after 1995 consist of $62.3 million with fixed rate pricing and $58.5 million with variable rate pricing.

TABLE 7--Investment Securities

     The following table shows the maturities of investment securities at fair value and amortized cost as of December 31, 1994, and the weighted average yields of such securities. Yields are shown on a tax equivalent basis, assuming a 35% federal income tax rate.

-------------------------------------------------------------------------------------------------------------------------------
                                                Within     After 1 Year but      After 5 Years but        After
Dollars in thousands                            1 Year       within 5 Years        within 10 Years     10 Years           Total
-------------------------------------------------------------------------------------------------------------------------------
Available-for-Sale:
U.S. Treasury
  Fair value                                   $64,908            $119,586                      --           --       $184,494
  Amortized cost                                65,373             124,088                      --           --        189,461
  Yield                                           5.6%                6.1%                      --           --           5.9%
U.S. Government agencies
  Fair value                                   $ 3,968            $ 16,964                      --           --       $ 20,932
  Amortized cost                                 3,992              18,050                      --           --         22,042
  Yield                                           5.5%                5.8%                      --           --           5.7%
Corporate debt securities
  Fair value                                   $25,834            $ 41,652                 $ 1,019           --       $ 68,505
  Amortized cost                                26,051              43,681                   1,065       70,797
  Yield                                           5.6%                6.2%                    7.3%           --           6.0%
Mortgage-backed securities`
  Fair value                                   $ 1,490            $ 24,096                 $35,448      $23,955       $ 84,989
  Amortized cost                                 1,542              25,575                  37,537       24,975         89,629
  Yield                                           5.5%                5.6%                    5.4%         6.2%           5.7%
Equity securities
  Fair value                                                                                                          $ 15,125
  Amortized cost                                                                                                        14,443
  Yield                                                                                                                   6.6%
Held-to-Maturity:
U.S. Treasury
  Fair Value                                   $ 1,003            $  9,655                      --           --       $ 10,658
  Amortized cost                                 1,000               9,948                      --           --         10,948
  Yield                                           8.5%                6.8%                      --           --           7.0%
U.S. Government agencies
  Fair value                                        --            $ 21,715                 $ 5,451           --      $  27,166
  Amortized cost                                    --              22,506                   6,000           --         28,506
  Yield                                             --                6.5%                    6.1%           --           6.4%
Corporate debt securites
  Fair value                                        --            $ 18,224                      --           --      $  18,224
  Amortized cost                                    --            $ 19,002                      --           --      $  19,002
  Yield                                             --                7.0%                      --           --           7.0%
Mortgage-backed securities
  Fair value                                        --            $  8,476                 $ 7,417      $26,417      $  42,310
  Amortized cost                                    --               8,687                   6,874       29,352         44,913
  Yield                                             --                7.1%                    6.3%         5.9%           6.2%
State and municipal
  Fair value                                   $23,572             $73,829                 $15,664      $ 5,612       $118,677
  Amortized cost                                23,581              75,228                  16,186        5,587        120,582
  Yield                                           6.9%                6.3%                    7.7%        10.2%           6.8%
Total securities:
  Fair value                                                                                                          $591,080
  Amortized cost                                                                                                       610,323
  Yield                                                                                                                   6.2%

TABLE 8--Loan and Lease Portfolio

---------------------------------------------------------------------------------------------------------------
At December 31                                               1994                                1993
---------------------------------------------------------------------------------------------------------------
                                                                 Percentage                          Percentage
                                                                of Loans to                         of Loans to
Dollars in thousands                               Amount       Total Loans             Amount      Total Loans
---------------------------------------------------------------------------------------------------------------
Commercial, financial, and agricultural       $   186,013             12.7%        $   174,544            13.3%
Real estate--construction                          84,886              5.8              81,962             6.3
Real estate--mortgage                             955,357             65.1             842,551            64.3
Consumer                                          223,963             15.3             190,307            14.5
Leases                                             15,967              1.1              20,543             1.6
---------------------------------------------------------------------------------------------------------------
Total                                          $1,466,186           100.0%          $1,309,907           100.0%
===============================================================================================================

TABLE 9--Loan Maturity and Interest Sensitivity

---------------------------------------------------------------------------------------------------------------
At December 31
---------------------------------------------------------------------------------------------------------------
Dollars in thousands
---------------------------------------------------------------------------------------------------------------
                                                Under One      One to Five           Over Five
Maturity                                             Year            Years               Years            Total
---------------------------------------------------------------------------------------------------------------
Commercial, financial, and agricultural          $ 91,890        $  53,582           $  40,541         $186,013
Real estate--construction                          58,208           23,051               3,627           84,886
---------------------------------------------------------------------------------------------------------------
                                                 $150,098        $  76,633           $  44,168         $270,899
===============================================================================================================
Rate sensitivity of loans with maturities greater than one year:
  Variable rate                                                                                        $ 58,537
  Fixed rate                                                                                             62,264
---------------------------------------------------------------------------------------------------------------
                                                                                                       $120,801
===============================================================================================================

TABLE 10--Allocation of Allowance for Loan and Lease Losses

---------------------------------------------------------------------------------------------------------------
At December 31
---------------------------------------------------------------------------------------------------------------
Dollars in thousands                                    1994         1993         1992        1991        1990
---------------------------------------------------------------------------------------------------------------
Commercial, financial, and agricultural              $ 3,616      $ 3,521      $ 2,772     $ 1,954     $ 3,093
Real estate--construction                              3,175        3,336        2,128       2,256         936
Real estate--mortgage                                  5,530        3,794        2,885       2,456       2,506
Consumer                                               3,247        2,879        1,604       2,260         931
Leases                                                   453          303          283         192         222
Unused commitments                                     1,515           --           --          --          --
Unallocated                                            6,309        7,884        8,354       7,317       7,105
--------------------------------------------------------------------------------------------------------------
Total                                                $23,845      $21,717      $18,026     $16,435     $14,793
==============================================================================================================


------------------------------------------------------------------------------------------------------------------------------------

                       1992                           1991                        1990
------------------------------------------------------------------------------------------------------------------------------------

                              Percentage                    Percentage                  Percentage
                              of Loans to                   of Loans to                 of Loans to
               Amount         Total Loans      Amount       Total Loans     Amount      Total Loans
------------------------------------------------------------------------------------------------------------------------------------
             $184,568            14.4%     $  191,419           14.9%   $  258,893          20.4%
               78,119             6.1          78,570            6.1        67,607           5.3
              813,919            63.4         811,031           62.9       738,459          58.1
              187,009            14.6         192,542           14.9       191,416          15.1
               18,842             1.5          15,419            1.2        14,339           1.1
------------------------------------------------------------------------------------------------------------------------------------

           $1,282,457           100.0%     $1,288,981          100.0%   $1,270,714         100.0%
====================================================================================================================================


TABLE 11--Loan Concentrations

  Substantially all of Susquehanna's loans and leases are to enterprises and individuals in Pennsylvania and Maryland. At December 31, 1994, Susquehanna's portfolio included the following concentrations:


------------------------------------------------------------------------------------------------------------------------------------

                                                                                                     As a % of     % Non-performing
Dollars in thousands                    Permanent       Construction    All Other       Total      Total Loans     in each category
------------------------------------------------------------------------------------------------------------------------------------
Housing developments                      $43,008            $34,394      $ 3,688     $81,090              5.5                  5.7
Office buildings and warehouses            56,479             10,495          462      67,436              4.6                  1.6
Agriculture                                35,511                 --       17,874      53,385              3.6                  1.2
Retailing                                   9,621                 --       40,148      49,769              3.4                  3.8
Manufacturing                              14,258                738       10,813      25,809              1.8                  1.3
Hotels/motels                              28,612                202        1,198      30,012              2.0                 27.0

Deposits

  Susquehanna's deposit base is consumer-oriented, consisting of time deposits, primarily certificates of deposits of various terms, interest-bearing demand accounts, savings accounts, and demand deposits. The average amounts of deposits by type are summarized in Table 12. Susquehanna does not rely upon time deposits of $100,000 or more as a principal source of funds. Table 13 presents a breakdown of maturities of time deposits of $100,000 or more as of December 31, 1994.

TABLE 12--Average Deposit Balances

--------------------------------------------------------------------------------
Dollars in thousands
--------------------------------------------------------------------------------
Year ended December 31                1994               1993               1992
--------------------------------------------------------------------------------
Demand deposits                 $  229,096         $  197,758         $  184,463
Interest-bearing
 demand deposits                   465,265            444,320            422,323
Savings deposits                   399,241            362,130            305,819
Time deposits                      692,180            665,219            718,867
--------------------------------------------------------------------------------
Total                           $1,785,782         $1,669,427         $1,631,472
================================================================================

TABLE 13--Deposit Maturity

Maturity of time deposits of $100,000 or more at December 31, 1994

--------------------------------------------------------------------------------
Dollars in thousands
--------------------------------------------------------------------------------
Three months or less                                                     $ 9,059
Over three months through six months                                       7,427
Over six months through twelve months                                     11,339
Over twelve months                                                        17,579
--------------------------------------------------------------------------------
Total                                                                    $45,404
================================================================================

Asset/Liability Management

     Liquidity and interest rate sensitivity are related but distinctly different from one another. The maintenance of adequate liquidity--the ability to meet the cash requirements of its customers and other financial commitments-- is a fundamental aspect of Susquehanna's asset/liability management strategy. Susquehanna's policy of diversifying its funding sources--purchased funds, repurchase agreements, and deposit accounts--allows it to avoid undue concentration in any single financial market and also to avoid heavy funding requirements within short periods of time.

     However, liquidity is not entirely dependent on increasing Susquehanna's liability balances. Liquidity can also be gen-erated from maturing or readily marketable assets. The carrying value of investment securities maturing within one year amounted to $120.8 million at December 31, 1994. These maturing investments represent 20.2% of total investment securities. Short-term investments amounted to $15.6 million and represent additional sources of liquidity.

     Closely related to the management of liquidity is the management of rate sensitivity which focuses on maintaining stability in the net interest margin, an important factor in earnings growth. Interest rate sensitivity is the matching or mismatching of the maturity and rate structure of the interest-bearing assets and liabilities. It is the objective of management to control the difference in the timing of the rate changes for these assets and liabilities to preserve a satisfactory net interest margin. In doing so, Susquehanna endeavors to maximize earnings in an environment of changing interest rates. However, there is a lag in maintaining the desired margin because the repricing of products does occur at varying time intervals.

     Susquehanna employs a variety of methods to monitor interest rate sensitivity. By dividing the assets and liabilities into three groups--fixed rate, floating rate, and those which reprice only at management's discretion--strategies are developed which are designed to minimize exposure to interest rate fluctuations. Management also utilizes gap analysis to evaluate rate sensitivity at a given point in time.

     Table 14 illustrates Susquehanna's estimated interest rate sensitivity and periodic and cumulative gap positions as calculated at December 31, 1994. These estimates include anticipated paydowns on mortgage-backed securities, which were derived from "stress tests" performed on these securities at December 31, 1994. An institution with more assets repricing than liabilities over a given time frame is considered asset sensitive, and one with more liabilities repricing than assets is considered liability sensitive. An asset sensitive institution will generally benefit from rising rates, and a liability sensitive institution will generally benefit from declining rates. While Susquehanna has had and will into the foreseeable future experience a negative gap position (liability sensitive), the impact of a rapid rise in interest rates, as occurred in 1994, did not have a significant effect on the net interest margin of Susquehanna, which has consistently remained at the 4.9% level.

TABLE 14--Interest Rate Sensitivity

--------------------------------------------------------------------------------------------------------------
At December 31, 1994                                  1-90      90-180       180-365       1 year
Dollars in thousands                                  days        days          days      or more        Total
--------------------------------------------------------------------------------------------------------------
Assets
Short-term investments                          $   15,503   $      100   $            $            $   15,603
Investments                                         26,807       28,084       78,133      464,972      597,996
Loans and leases, net of unearned income*          562,816       72,831      173,150      640,174    1,448,971
--------------------------------------------------------------------------------------------------------------
Total                                           $  605,126   $  101,015   $  251,283   $1,105,146   $2,062,570
==============================================================================================================
Liabilities
Interest-bearing demand                         $  464,052   $            $            $            $  464,052
Savings                                            398,423                                             398,423
Time                                               176,712      115,107      137,959      267,628      697,406
Time in denominations of $100,000 or more            9,059        7,427       11,339       17,579       45,404
Short-term borrowings                               51,739       17,613        4,000                    73,352
Long-term debt                                       3,850        8,012        5,500       31,952       49,314
--------------------------------------------------------------------------------------------------------------
Total                                           $1,103,835   $  148,159   $  158,798   $  317,159   $1,727,951
==============================================================================================================
Interest Sensitivity Gap
 Periodic                                       $ (498,709)  $  (47,144)  $   92,485   $  787,987
 Cumulative                                                    (545,853)    (453,368)     334,619
Cumulative gap as a percentage of earning assets    -24.2%       -26.5%       -22.0%        16.2%

*Does not include nonaccrual loans.

Capital Adequacy

     At December 31, 1992, risk-adjusted capital requirements became fully implemented. The risk-based capital ratios, based upon guidelines adopted by bank regulators in 1989, focus upon credit risk. Assets and certain off-balance sheet items are segmented into one of four broad-risk categories and weighted according to the relative percentage of credit risk assigned by the regulatory authorities. Off-balance sheet instruments are converted into a balance sheet credit equivalent before being assigned to one of the four risk-weighted categories. To supplement the risk-based capital ratios, the regulators issued a minimum leverage ratio guideline (Tier 1 capital as a percentage of average assets less excludable intangibles).

     Capital elements are segmented into two tiers. Tier 1 capital represents shareholders' equity reduced by excludable in-tangibles, while total capital represents Tier 1 capital plus certain allowable long-term debt and the portion of the allowance for loan losses equal to 1.25% of risk-adjusted assets.

     The maintenance of a strong capital base at both the parent company level as well as at each bank affiliate is an important aspect of Susquehanna's philosophy. Table 15 illustrates these capital ratios for each bank subsidiary, all bank subsidiaries combined, and Susquehanna on a consolidated basis. The components of the bank subsidiaries' capital, as well as Susquehanna's capital, are also included in Table 15. Susquehanna and each of its banking subsidiaries have leverage and risk-weighted ratios well in excess of regulatory minimums, and each entity is considered "well capitalized" under regulatory guidelines.

TABLE 15--Capital Adequacy

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                               Total    Total
At December 31, 1993             Required              First                               Spring            Banking  Susque-
Dollars in thousands                Ratio   Farmers National   W'port     F&M   Citizens    Grove     AFSB    Subsid.   hanna
-----------------------------------------------------------------------------------------------------------------------------
Tier I Capital Ratio (A)            4.00%    16.07%   12.75%   15.50%   9.07%     13.32%   14.58%   14.59%    13.78%   14.20%
Total (Tier II) Capital Ratio (B)   8.00%    17.32%   14.00%   16.75%  10.36%     14.54%   15.83%   15.27%    15.16%   15.45%
Leverage Ratio (C)                  4.00%    11.90%    8.90%   11.41%   5.73%      9.02%    9.75%    7.47%     9.36%    9.89%
-----------------------------------------------------------------------------------------------------------------------------
The following table shows the components of capital:
-----------------------------------------------------------------------------------------------------------------------------
Tier I Capital:
 Common stockholders' equity              $ 91,490 $ 22,417 $ 25,136 $ 35,150 $ 14,707 $ 6,007 $ 19,189 $  214,096 $  225,336
 Less: Treasury stock                           --      --        --       --       --      --       --         --      (373)

       Disallowed intangible assets             --      --        --   (7,073)      --      --     (242)   (7,315)    (8,708)
-----------------------------------------------------------------------------------------------------------------------------
       Total Tier I Capital                 91,490  22,417    25,136   28,077   14,707   6,007   18,947   206,781     216,255
-----------------------------------------------------------------------------------------------------------------------------
Tier II Capital:
  Qualifying allowance for loan
    and lease losses                         7,119   2,198     2,028    1,973    1,343     515      883    18,755      19,032
 Qualifying long-term debt                      --      --        --    2,000       --      --       --     2,000          --
-----------------------------------------------------------------------------------------------------------------------------
Total Tier II Capital                        7,119    2,198    2,028    3,973    1,343     515      883     20,755     19,032
-----------------------------------------------------------------------------------------------------------------------------
Total Capital (Tier I and Tier II)        $ 98,609 $ 24,615 $ 27,164 $ 32,050 $ 16,050 $ 6,522 $ 19,830 $  227,536 $  235,287
=============================================================================================================================
Risk-adjusted assets                      $569,482 $175,809 $162,207 $309,471 $110,388 $41,200 $129,892 $1,500,407 $1,522,540
=============================================================================================================================

(A) Tier I capital divided by year-end risk-adjusted assets, as defined by the risk-based capital guidelines.
(B) Total capital divided by year-end risk-adjusted assets.
(C) Tier I capital divided by average fourth quarter total assets less disallowed intangible assets.

Acquisitions

     On April 8, 1994, Susquehanna signed definitive agreements to acquire Atlanfed Bancorp., Inc., Baltimore, Maryland ("Atlanfed"), Fairfax Financial Corporation, Baltimore, Maryland ("Fairfax"), and Reisterstown Holdings, Inc., Reisterstown, Maryland ("Reisterstown").

     Susquehanna acquired Atlanfed and its subsidiaries for approximately 1.2 million shares of its common stock, and Reisterstown for approximately $28 million in cash. Fairfax will be acquired for approximately $63 million in cash. Susquehanna expects to finance the Fairfax acquisition and has financed the Reisterstown acquisition through offerings of debt and equity. In February 1995, Susquehanna issued $50 million of its 9% fixed-rate subordinated notes due 2005.

     In the first quarter of 1995, Susquehanna received approval from both the Federal Reserve and the OTS to acquire Atlanfed and Reisterstown. The Atlanfed acquisition closed on April 1, 1995, and Reisterstown on April 21, 1995, while the Fairfax merger is not expected to close until December 1995 or the first quarter of 1996. Atlanfed was accounted for as a pooling while Reisterstown was accounted for as a purchase. Fairfax will be accounted for as a purchase. See
Note 2 to Susquehanna's Consolidated Financial Statements for financial information regarding Atlanfed, Reisterstown, and Fairfax. The Management's Discussion and Analysis, Quarterly Financial Data, and Selected Financial Data have been restated to reflect the Atlanfed merger accounted for as a pooling-of-interests.

Summary of Quarterly Financial Data

The unaudited quarterly results of operations for the years ended December 31, 1994 and 1993 are as follows:

------------------------------------------------------------------------------------------------------------------------
Dollars in thousands, except per share                             1994                               1993
------------------------------------------------------------------------------------------------------------------------
Quarter Ended                                          Mar 31  Jun 30  Sep 30  Dec 31     Mar 31  Jun 30  Sep 30  Dec 31
------------------------------------------------------------------------------------------------------------------------
Interest income                                       $34,600 $35,729 $39,460 $40,844    $35,996 $35,590 $35,515 $35,919
Interest expense                                       12,874  13,041  14,870  15,703     14,520  13,941  13,865  13,667
------------------------------------------------------------------------------------------------------------------------
Net interest income                                    21,726  22,688  24,590  25,141     21,476  21,649  21,650  22,252
Provision for loan losses                                 998     978   1,013     998      2,026   1,110     993   1,001
------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses    20,728  21,710  23,577  24,143     19,450  20,539  20,657  21,251
------------------------------------------------------------------------------------------------------------------------
Other income                                            4,758   3,422   3,714   3,204      4,550   3,760   3,683   3,823
Other expenses                                         17,554  16,984  18,864  19,308     16,241  16,327  16,785  16,651
------------------------------------------------------------------------------------------------------------------------
Income before income taxes, extraordinary
  item/cumulative effect                                7,932   8,148   8,427   8,039      7,759   7,972   7,555   8,423
Applicable income taxes                                 2,507   2,440   2,427   2,344      2,230   2,261   2,552   2,484
------------------------------------------------------------------------------------------------------------------------
Income before extraordinary item/cumulative effect      5,425   5,708   6,000   5,695      5,529   5,711   5,003   5,939
Extraordinary item                                       (732)     --      --      --         --      --      --      --
Cumulative effect                                         --       --      --      --      1,023      --      --      --
------------------------------------------------------------------------------------------------------------------------
Net income                                            $ 4,693 $ 5,708 $ 6,000 $ 5,695    $ 6,552 $ 5,711 $ 5,003 $ 5,939
========================================================================================================================
Earnings per common share:
  Before extraordinary item/cumulative effect         $  0.47 $  0.49 $  0.52 $  0.49    $  0.49 $  0.51 $  0.44 $  0.51
Net income                                            $  0.40 $  0.49 $  0.52 $  0.49    $  0.58 $  0.51 $  0.44 $  0.51

Per share data has been adjusted to reflect five-for-four stock split in August 1993.

Market for Susquehanna Capital Stock and Related Shareholder Matters

From May 24, 1984, to November 4, 1985, Susquehanna Common Stock was listed for quotation on the National Association of Securities Dealers Automatic Quotation System ("Nasdaq"). Since November 5, 1985, Susquehanna Common Stock has been listed for quotation on the National Association of Securities Dealers National Market System. Set forth below are the high and low sales prices of Susquehanna's common stock as reported on the Nasdaq National Market System for the years 1994 and 1993.

-------------------------------------------------------------------------------------------------------
                                                 1994                                  1993
-------------------------------------------------------------------------------------------------------
                                                      Quarterly                               Quarterly
                                  Market Price         Dividend          Market Price*        Dividend*
-------------------------------------------------------------------------------------------------------
First Quarter                     $23.75-28.00          $ .250           $22.00-24.20          $ .224
Second Quarter                    $23.75-25.00          $ .250           $24.20-27.80          $ .224
Third Quarter                     $23.50-24.25          $ .250           $24.80-28.75          $ .224
Fourth Quarter                    $21.25-24.75          $ .270           $26.75-28.75          $ .250

*Adjusted to reflect the five-for-four stock split in August, 1993.

                                                                      APPENDIX B

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 33-92512) of our report, which includes an explanatory paragraph related to changes in the method of accounting for investments and income taxes in 1993, dated February 13, 1995, except for Note 2 and the first paragraph of our report as to which the date is April 1, 1995, on our audits of the consolidated financial statements of Susquehanna Bancshares Inc., as of December 31, 1994 and 1993, and for the three years in the period ended December 31, 1994, included in this Form 8-K.


/s/ Coopers & Lybrand L.L.P.


Harrisburg, Pennsylvania
November 20, 1995